An Offering Statement pursuant to Regulation A relating to these securities has been filed with the Securities and Exchange Commission. Information contained in this Preliminary Offering Circular is subject to completion or amendment. These securities may not be sold nor may offers to buy be accepted before the Offering Statement filed with the Commission is qualified. This Preliminary Offering Circular shall not constitute an offer to sell or the solicitation of an offer to buy nor may there be any sales of these securities in any state in which such offer, solicitation or sale would be unlawful before registration or qualification under the laws of any such state. We may elect to satisfy our obligation to deliver a Final Offering Circular by sending you a notice within two business days after the completion of our sale to you that contains the URL where the Final Offering Circular or the Offering statement in which such Final Offering Circular was filed may be obtained.

Explanatory Note

This amendment is being submitted to extend our existing offering under Regulation A that was qualified on September 17, 2018 for an additional 12 month period.

As submitted to the Securities and Exchange Commission on August 28, 2019

XTI Aircraft Company

Up to 15,000,000 Shares of Common Stock

Minimum purchase: 300 Shares ($450)

We are offering up to 15,000,000 shares of common stock on a “best efforts” basis. Since there is no minimum amount of securities that must be purchased, all investor funds will be available to the company upon commencement of this Offering upon one or more closings, which may take place at the company’s discretion, and no investor funds will be returned if an insufficient amount of shares are sold to cover the expenses of this Offering and provide net proceeds to the company. As of August 15, 2019, we have sold, or have received investor subscriptions for 125,135 shares in this Offering, representing gross proceeds of $187,703.

Generally, no sale may be made to you in this Offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or net worth. Different rules apply to accredited investors and non-natural persons. Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov

Sale of these shares commenced on September 17, 2018.

There is currently no trading market for our common stock.

These are speculative securities. Investing in our shares involves significant risks. You should purchase these securities only if you can afford a complete loss of your investment. See “Risk Factors” beginning on page 5.

	Number of	Price to	Underwriting discount and	Proceeds to	Proceeds to
	Shares	Public	commissions (1)	issuer (2)	other persons
Per share	1	$1.50	$0.00	$1.50	$0.00
Total Maximum	15,000,000	$22,500,000	$0.00	$22,500,000	$0.00

(1)	We do not intend to use commissioned sales agents or underwriters.

(2)	Does not include expenses of the Offering, including costs of blue sky compliance, fees to be paid to JumpStart Securities, LLC) and costs of posting offering information on StartEngine.com. At the maximum offering, the company estimates it will pay the following fees in cash: between $144,785 and $2,017,785 to JumpStart depending on how many shares each investor purchases (the company has assumed it will pay $649,736 in the “Use of Proceeds to Issuer” below) and between $56,250 and $2,500,000 to StartEngine depending on how many shares each investor purchases (the company has assumed it will pay $897,050, which includes a $25,000 payment for creation of our online campaign page and for marketing consulting services, in the “Use of Proceeds to Issuer” below). The company will also be required to issue warrants to StartEngine based on the number of investors in the Offering. In addition, the company assumes it will pay $1,003,174 to David Brody for the redemption of certain convertible notes and contingent payments at the maximum offering. However, under the Brody Note, the company will not owe anything to Mr. Brody unless and until $5 million is raised in this Offering. At any time after that amount is raised, and at the point when $10 million and $15 million is raised, the company will make payments of $250,000 each, if Mr. Brody does not convert all or part of the Note into shares of the company. See “Plan of Distribution” and “Interest of Management and Others in Certain Transactions”. As of August 15, 2019, StartEngine, JumpStart and PrimeTrust have received payments totaling of $24,750, $10,421 and $1,931, respectively, in fees associated with the current offering.

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The United States Securities and Exchange Commission does not pass upon the merits of or give its approval to any securities offered or the terms of the Offering, nor does it pass upon the accuracy or completeness of any Offering Circular or other solicitation materials. These securities are offered pursuant to an exemption from registration with the Commission; however, the Commission has not made an independent determination that the securities offered are exempt from registration.

The Offering will terminate at the earlier of: (1) the date at which the maximum Offering amount has been sold, (2) the date which is one year from this Offering Statement being re-qualified by the Commission, or (3) the date at which the Offering is earlier terminated by the company in its sole discretion.

We are following the “Offering Circular” format of disclosure under Regulation A.

c/o XTI Aircraft Company, 2209 Green Oaks Lane, Greenwood Village, Colorado  80121 (303) 503-5660; www.xtiaircraft.com

The date of this Offering Circular is August __, 2019

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1. CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements under “Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Our Business” and elsewhere in this Offering Circular constitute forward-looking statements. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar matters that are not historical facts. In some cases, you can identify forward-looking statements by terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “should,” “will” and “would” or the negatives of these terms or other comparable terminology.

You should not place undue reliance on forward looking statements. The cautionary statements set forth in this Offering Circular, including in “Risk Factors” and elsewhere, identify important factors which you should consider in evaluating our forward-looking statements. These factors include, among other things:

•	overall strength and stability of general economic conditions and of the aircraft industry more specifically, both in the United States and globally;

•	changes in the competitive environment, including adoption of technologies and products that compete with our products;

•	our ability to generate consistent revenues;

•	our ability to effectively execute our business plan;

•	changes in laws or regulations governing our business and operations;

•	our ability to maintain adequate liquidity and financing sources and an appropriate level of debt on terms favorable to our company;

•	the number of reservations and cancellations for our aircraft and our ability to deliver on those reservations;

•	our ability to maintain quality control over our aircraft;

•	costs and risks associated with litigation;

•	our ability to obtain and protect our existing intellectual property protections including patents;

•	changes in accounting principles, or their application or interpretation, and our ability to make estimates and the assumptions underlying the estimates, which could have an effect on earnings;

•	other risks described from time to time in periodic and current reports that we file with the Commission.

This list of factors that may affect future performance and the accuracy of forward-looking statements is illustrative, but not exhaustive. New risk factors and uncertainties not described here or elsewhere in this Offering Circular, including in the sections of entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” may emerge from time to time. Moreover, because we operate in a competitive and rapidly changing environment, it is not possible for our management to predict all risk factors and uncertainties, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. The forward-looking statements are also subject to the risks and uncertainties specific to XTI including but not limited to the fact that we have limited operating history, have not yet begun producing or delivering our first aircraft, have no current revenue, and have limited number of management and other staff. In light of these risks, uncertainties and assumptions, the future events and trends discussed in this Offering Circular may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements.

You should not rely upon forward-looking statements as predictions of future events. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee that the future results, levels of activity, performance and events and circumstances reflected in the forward-looking statements will be achieved or occur. Moreover, neither we nor any other person assume responsibility for the accuracy and completeness of the forward-looking statements.

This Offering Circular contains estimates and statistical data that we obtained from industry publications and reports. These publications generally indicate that they have obtained their information from sources believed to be reliable, but do not guarantee the accuracy and completeness of their information, and you are cautioned not to give undue weight to such estimates. Although we believe the publications are reliable, we have not independently verified their data. In addition, projections, assumptions and estimates of our future performance and the future performance of the markets in which we operate are necessarily subject to a high degree of uncertainty and risk.

You should read this Offering Circular and the documents that we reference and have filed as exhibits to the offering statement of which this Offering Circular is a part with the understanding that our actual future results, levels of activity, performance and achievements may be materially different from what we expect.

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Should one or more of the risks or uncertainties described in this Offering Circular occur, or should underlying assumptions prove incorrect, our actual results and plans could differ materially from those expressed in any forward-looking statements.

All forward-looking statements, expressed or implied, included in this Offering Circular are expressly qualified in their entirety by this cautionary statement. This cautionary statement should also be considered in connection with any subsequent written or oral forward-looking statements that we or persons acting on our behalf may issue.

Except as otherwise required by applicable law, we disclaim any duty to update any forward-looking statements, all of which are expressly qualified by the statements in this section, to reflect events or circumstances after the date of this prospectus.

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2. SUMMARY OF INFORMATION IN OFFERING CIRCULAR

The following summary highlights selected information contained in this Offering Circular. This summary does not contain all the information that may be important to you. You should read the more detailed information contained in this Offering Circular., including, but not limited to, the risk factors beginning on page 5. References to “XTI,” “we,” “us,” “our,” or the “company” mean XTI Aircraft Company.

Our Company

XTI Aircraft Company began operations in 2012. XTI is an aircraft manufacturer that is developing a “vertical takeoff airplane” – the TriFan 600. This first-of-its-kind fixed-wing airplane combines features of a private jet allowing high speed travel over long distances in comfort, with the capability to take off and land like a helicopter. A primary driver of why people choose to fly privately is the time they save traveling versus flying commercially. XTI analyzed the market for a vertical takeoff airplane. It determined that existing aircraft are unable to save as many travel hours as the TriFan 600, which potentially reduces total trip times by as much as half. XTI believes that offering a product that reaches over 20 times the number of U.S. airports than the airlines, over three times the number of airports than business jets can fly into, that departs and lands in remote locations without an airstrip, and translates to significant time savings, could result in a successful business within a multi-billion dollar industry.

This Offering

Securities offered	Maximum of 15,000,000 shares of common stock ($22,500,000)

Common stock outstanding as of Dec. 31, 2018	38,476,770 shares*

Common stock outstanding after a fully-subscribed Offering	53,410,115 shares

Use of proceeds	The use of proceeds from the Offering will be used to fund four key areas: (i) hiring key members of the management team; (ii) pursuing additional funding; (iii) continuing development of the aircraft; and (iv) expanding sales and marketing to enable the company to take refundable customer deposits.

Risk factors	Investing in our shares involves a high degree of risk. As an investor you should be able to bear a complete loss of your investment. You should carefully consider the information set forth in the “Risk Factors” section of this Offering Circular.

* As of December 31, 2018, we have sold 66,655 shares in this offering. Between January 1, 2019 and August 15, 2019, we have sold an additional 58,480 shares.

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3. RISK FACTORS

Investing in our shares involves risk. In evaluating XTI Aircraft Company and an investment in the shares, careful consideration should be given to the following risk factors, in addition to the other information included in this Offering Circular. Each of these risk factors could materially adversely affect XTI’s business, operating results or financial condition, as well as adversely affect the value of an investment in our shares. The following is a summary of the most significant factors that make this Offering speculative or substantially risky. The company is still subject to all the same risks that all companies in its industry, and all companies in the economy, are exposed to. These include risks relating to economic downturns, political and economic events and technological developments (such as cyber-security). Additionally, early-stage companies are inherently more risky than more developed companies. You should consider general risks as well as specific risks when deciding whether to invest.

We are an early stage company and have not yet generated any revenues

XTI has had no net income, only a six-year operating history, and no revenues generated since its inception. There is no assurance that XTI will ever be profitable or generate sufficient revenue to pay dividends to the holders of the shares. XTI does not believe it will be able to generate revenues without successfully completing the certification of its proposed TriFan 600 aircraft, which involves substantial risk. As a result, XTI is dependent upon the proceeds of this Offering and additional fund raises to continue the TriFan 600 preliminary design and other operations. Even if XTI is successful in this Offering, XTI’s proposed business will require significant additional capital infusions. Based on XTI’s current estimates, XTI will require a minimum of $175 million in capital to fully implement its proposed business plan. If planned operating levels are changed, higher operating costs encountered, lower sales revenue received, more time is needed to implement the plan, or less funding received from customer deposits or sales, more funds than currently anticipated may be required. Additional difficulties may be encountered during this stage of development, such as unanticipated problems relating to development, testing, and initial and continuing regulatory compliance, vendor manufacturing costs, production and assembly, and the competitive and regulatory environments in which XTI intends to operate. If additional capital is not available when required, if at all, or is not available on acceptable terms, XTI may be forced to modify or abandon its business plan.

The company has realized significant operating losses to date and expects to incur losses in the future

The company has operated at a loss since inception, and these losses are likely to continue. XTI’s net losses for year-end 2018 and 2017 were $3,798,753 and $3,192,836, respectively. Until the company achieves profitability, it will have to seek other sources of capital in order to continue operations.

There is a possibility that we may not be able to continue as a “going concern”

We have adopted ASU No. 2014-15, “Disclosure of Uncertainties about the Entity’s Ability to Continue as a Going Concern.” We have concluded that there is an uncertainty about our ability to continue as a going concern and our independent auditors have incorporated into their opinion accordingly. This opinion could materially limit our ability to raise additional funds by issuing new debt or equity securities or otherwise. If we fail to raise sufficient capital when needed, we will not be able to complete our proposed business plan. As a result, we may have to liquidate our business and investors may lose their investments. Our ability to continue as a going concern is dependent on our ability to successfully accomplish our plan of operations described herein, obtain financing and eventually attain profitable operations. Investors should consider our independent auditor’s comments when deciding whether to invest in the company.

We are controlled by our Chairman, whose interests may differ from those of the other shareholders.

As of the date of this Offering Circular, David Brody owns the majority of shares of the company’s common stock, and his majority ownership might continue even after the issuance of the shares. Therefore, Mr. Brody is now and could be in the future in a position to elect or change the members of the board of directors and to control XTI’s business and affairs including certain significant corporate actions, including but not limited to acquisitions, the sale or purchase of assets and the issuance and sale of XTI’ shares. XTI also may be prevented from entering into transactions that could be beneficial to the other holders of the shares without Mr. Brody’s consent. Mr. Brody’s interests might differ from the interests of other shareholders.

The development period for the TriFan 600 will be lengthy

Even if it meets the development schedule, XTI does not expect to deliver certified aircraft until 2023 at the earliest. As a result, the receipt of significant revenues is not anticipated until that time and may occur later than projected. XTI depends on receiving large amounts of capital and other financing to complete its development work, with no assurance that XTI will be successful in completing its development work or becoming profitable.

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The company will face significant market competition

The TriFan 600 potentially competes with a variety of aircraft manufactured in the United States and abroad. Further, XTI could face competition from competitors of whom XTI is not aware that have developed or are developing technologies that will offer alternatives to the TriFan 600. Competitors could develop an aircraft that renders the TriFan 600 less competitive than XTI believes it will become. Many existing potential competitors are well-established, have or may have longer-standing relationships with customers and potential business partners, have or may have greater name recognition, and have or may have access to significantly greater financial, technical and marketing resources. Although XTI is unaware of any other manufacturer developing an FAA-certified, light, fixed-wing, civil VTOL aircraft with performance similar to that of the TriFan 600, it is possible that another aircraft manufacturer is doing so in secret.

Delays in aircraft delivery schedules or cancellation of orders may adversely affect the company’s financial results

As XTI continues its pre-sales program which includes refundable deposits for TriFan 600 aircraft. The deposits do not create an obligation on the part of the customer to purchase an aircraft, and a customer may receive the full return of their deposit upon request. Some or all customers might not transition to non-refundable purchase contracts until prior to aircraft delivery, if at all. Aircraft customers might respond to weak economic conditions by canceling orders, resulting in lower demand for our aircraft and other materials, such as parts, or services, such as training, which the company expects to generate revenue. Such events would have a material adverse effect on XTI’s financial results.

Developing new products and technologies entails significant risks and uncertainties

XTI is currently in the preliminary engineering design phase of the TriFan 600. Delays or cost overruns in the development or certification of the TriFan 600 and failure of the product to meet its performance estimates could affect the company’s financial performance. Delays and increased costs may be caused by unanticipated technological hurdles, changes to design or failure on the part of XTI’s suppliers to deliver components as agreed.

Operations could be adversely affected by interruptions of production that are beyond the company’s control

XTI intends to produce the TriFan 600 and its derivatives using systems, components and parts developed and manufactured by third- party suppliers. XTI’s aircraft development and production could be affected by interruptions of production at such suppliers. Such suppliers may be subject to additional risks such as financial problems that limit their ability to conduct their operations. If any of these third parties experience difficulties, it may have a direct negative impact on XTI.

The company will require FAA certification

Certification by the Federal Aviation Administration will be required for the sale of the TriFan 600 in the civil or commercial market in the United States. The process to obtain such certification is expensive and time consuming and has inherent engineering risks. These include (but are not limited to) ground test risks such as structural strength and fatigue resistance, and structural flutter modes. Flight test risks include (but are not limited to) stability and handling over the desired center-of-gravity range, performance extremes (stalls, balked-landing climb, single-engine climb), and flutter control effectiveness (aircraft roll effectiveness, controllability, various control failure safety). Delays in FAA certification might result in XTI incurring increased costs in attempting to correct any issues causing such delays. Also, the impact of new or changed laws or regulations on the TriFan 600’s certification or the costs of complying with such laws and regulations cannot be predicted. Since XTI will not be permitted to deliver commercially produced aircraft to civilian customers until obtaining certification, no significant revenues will be generated from such sales to fund operations prior to certification.

We depend on key personnel

XTI’s future success depends on the efforts of key personnel, including its senior executive team. XTI does not currently carry any key man life insurance on its key personnel or its senior executive team. However, XTI intends to obtain such insurance at some point after closing this Offering. Regardless of such insurance, the loss of services of any of these or other key personnel may have an adverse effect on XTI. There can be no assurance that XTI will be successful in attracting and retaining the personnel XTI requires to develop and market the proposed TriFan 600 aircraft and conduct XTI’s proposed operations.

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The company’s estimates of market demand may be inaccurate

XTI has projected the market for the TriFan 600 based upon a variety of internal and external market data. The estimates involve significant assumptions, which may not be realized in fact. There can be no assurance that XTI’s estimates for the number of TriFan 600 aircraft that may be sold in the market will be as anticipated. In the event that XTI has not accurately estimated the market size for and the number of TriFan 600 aircraft that may be sold, it could have a material adverse effect upon XTI, its results from operations, and an investment in the shares.

The company will require intellectual property protection and may be subject to the intellectual property claims of others

Although the company has applied for patents to protect its TriFan 600 technology, the issuance of such patents is up to the US Patent and Trademark Office (USPTO). The company has received one design patent (D741247) and one utility patent (US 9,676,479) for the TriFan 600. However, there is no guarantee that the company will receive one or more of the additional patents for which it has applied. If one or more of such patents are issued and if a third party challenges the validity of the XTI patents or makes a claim of infringement against XTI, the federal courts would determine whether XTI is entitled to patent protection. If XTI fails to successfully enforce its proprietary technology or otherwise maintain the proprietary nature of its intellectual property used in the TriFan 600 aircraft, its competitive position could suffer. Notwithstanding XTI’s efforts to protect its intellectual property, its competitors may independently develop similar or alternative technologies or products that are equal to or superior to XTI’s TriFan 600 technology without infringing on any of XTI’s intellectual property rights or design around our proprietary technologies. There is no guarantee that the USPTO will issue one or more additional patents to XTI or that any court will rule in XTI’s favor in the event of a dispute related to XTI’s intellectual property. In the absence of further patent protection, it may be more difficult for XTI to achieve commercial production of the TriFan 600.

There is no current market for the company’s shares

There is no formal marketplace for the resale of XTI’s common stock. The shares may be traded on the over-the-counter market to the extent any demand exists. However, we do not have plans to apply for or otherwise seek trading or quotation of the company’s shares on an over-the-counter market. Investors should assume that they may not be able to liquidate their investment for some time, or be able to pledge their shares as collateral.

You will need to keep records of your investment for tax purposes.

As with all investments in securities, if you sell our common stock at a profit or loss, you will probably need to pay tax on the long- or short-term capital gains that you realize, or apply the loss to other taxable income. If you do not have a regular brokerage account, or your regular broker will not hold the common stock of XTI for you (and many brokers do not hold Regulation A securities for their customers) there will be nobody keeping records for you for tax purposes and you will have to keep your own records, and calculate the gain or loss on any sales of the common stock.

Investors must consent to jurisdiction in Colorado and waive certain rights to a trial by jury.

Section 6 of the subscription agreement for this Offering requires investors to consent to the jurisdiction of any state or federal court of competent jurisdiction located within the State of Colorado. As a result, investors located outside the State of Colorado may have difficulty bringing a legal claim against us due to geographic limitations. Additionally, investors are required to waive all right to trial by jury for any claim arising out of or relating to the subscription agreement. The waiver of the right to trial by jury does not extend to any claim made under federal securities laws that do not arise out of or relate to the subscription agreement.

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4. DILUTION

If you invest in our shares, your interest will be diluted to the extent of the difference between the public offering price per share of our common stock and the as adjusted net tangible book value per share of our capital stock after this Offering. The following table illustrates the dilution that investors in this Offering will experience relative to the company’s net tangible book value as of December 31, 2018. For consistency and to not double-count net tangible book value post-financing, the table reflects a net tangible book value of $(2,789,752) as December 31, 2018, which reflects the net tangible book value in our financial statements of $(2,710,517) reduced by the net proceeds in this Offering as of that date of $79,235. Net tangible book value is the aggregate amount of the company’s tangible assets, less its total liabilities. The table presents three scenarios: a $3 million raise from this Offering, a $11.25 million raise from this Offering and a fully subscribed $22.5 million raise from this Offering.

	$3MM Raise	$11.25MM Raise	$22.5MM Raise
Price per Share	$1.50	$1.50	$1.50
Shares Issued	2,000,000	7,500,000	15,000,000
Capital Raised	$3,000,000	$11,250,000	$22,500,000
Less: Realized Offering Costs	$(20,748)	$(20,748)	$(20,748)
Less: Potential Additional Offering Costs	$(211,700)	$(1,267,748)	$(2,529,212)
Net Offering Proceeds	$2,767,553	$9,961,505	$19,950,041
Net Tangible Book Value as of December 31, 2018 (Excluding Current Offering)	$(2,789,752)	$(2,789,752)	(2,789,752)
Net Tangible Book Value Post-Financing	$(22,200)	$7,171,753	$17,160,289

Shares Issued and Outstanding as of December 31, 2018 (Excluding Current Offering)(1)	38,410,115	38,410,115	38,410,115
Post-Financing Shares Issued and Outstanding	41,410,115	45,910,115	53,410,115

Net Tangible Book Value per Share as of December 31, 2018 (Excluding Current Offering)	$(0.0726)	$(0.0726)	$(0.0726)
Increase/(Decrease) per Share Attributable to investors in this Offering	0.0721	0.2288	0.3939
Net Tangible Book Value per Share After Offering	$(0.0005)	$0.1562	$0.3213
Dilution to NBV per Share to investors in this Offering	$1.5005	$1.3438	$1.1787

(1) For consistency with the net tangible book value excluding the current offering, the 66,655 shares sold in this Offering as of December 31, 2018 are excluded from the shares issued and outstanding as of December 31, 2018. In addition, the 58,480 shares sold between January 1, 2019 and August 15, 2019 are being excluded from this illustrative dilution analysis.

The following table summarizes the differences between certain existing shareholders and the new investors with respect to the number of shares of common stock purchased, the total consideration paid, and the average price per share paid, if the maximum offering price is reached based on the company’s capitalization as of December 31, 2018:

	Shares Purchased		Total Consideration		Average Price
	Number	Percent	Amount	Percent	Per Share

Founders Pre-Financing Private Issuances	37,152,300	69.6%	$815,096	3.3%	$0.02
Investors Under Previous Regulation A Offering	1,257,815	2.4%	$1,257,815	5.1%	$1.00
Investors in this Offering(1)	15,000,000	28.1%	$22,500,000	91.6%	$1.50
Total	53,410,115	100.0%	$24,572,911	100.0%	$0.46

(1) As of December 31, 2018, the company had issued 66,655 shares in this offering at a price of $1.50 per share, for total gross consideration of $99,983.

Another important way of looking at dilution is the dilution that happens due to future actions by the company. The investor’s stake in a company could be diluted due to the company issuing additional shares. In other words, when the company issues more shares, the percentage of the company that you own will go down, even though the value of the company may go up. You will own a smaller piece of a larger company. This increase in number of shares outstanding could result from a stock offering (such as an initial public offering, another crowd funding round, a venture capital round, angel investment), employees exercising stock options, or by conversion of certain instruments (e.g. convertible bonds, preferred shares or warrants) into stock.

If the company decides to issue more shares, an investor could experience value dilution, with each share being worth less than before, and control dilution, with the total percentage an investor owns being less than before. The company has authorized and issued only one class or type of shares, common stock. Therefore, all of the company’s current shareholders and the investors in this Offering will experience the same dilution if the company decides to issue more shares in the future.

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5. PLAN OF DISTRIBUTION AND SELLING SECURITY HOLDERS

We are offering a maximum of 15,000,000 shares of common stock on a “best efforts” basis. The minimum investment is $450, representing 300 shares of the company. All subscribers will be instructed by the company or its agents to transfer funds by wire or ACH transfer directly to the escrow account established for this Offering or deliver checks made payable to the Escrow Agent, which the Escrow Agent shall deposit into such escrow account no later than noon the next business day after receipt. The company may terminate the Offering at any time for any reason at its sole discretion.

After the Offering Statement has been qualified by the Securities and Exchange Commission, the company will accept tenders of funds to purchase the shares. The company may close on investments in one or more Closings at its discretion by instructing the Escrow Agent to disburse funds. Closings may take place on a “rolling” basis (so not all investors will receive their shares on the same date). The funds tendered by potential investors will be held by the Escrow Agent, and will be transferred to the company upon Closing. Each time the company accepts funds (either transferred from the Escrow Agent or directly from the investors) is defined as a “Closing”. The fact that the company can set one or more Closings at its discretion means that investor funds will be available to it as soon as this Offering is qualified by the Commission. As mentioned earlier and described in greater detail below, the company has engaged JumpStart Securities, LLC (“JumpStart Securities”), as escrow agent and the escrow agreement can be found in Exhibit 8 to the Offering Statement of which this Offering Circular is a part.

StartEngine Posting Agreement

We are not selling the shares through commissioned sales agents or underwriters. We will use our existing website, www.xtiaircraft.com, to provide notification of the Offering. Persons who desire information will be directed to http's://www.startengine.com/startup/xti, a website owned and operated by an unaffiliated third party that provides technology support to issuers engaging in Regulation A offerings. We have entered into a Posting Agreement with StartEngine for its services.

In accordance with the Posting Agreement, we will compensate StartEngine for its services with cash and warrants to acquire our common stock in the future. The compensation is broken down below:

•	$25,000 for build and creation of our campaign page, along with marketing consulting services;

•	A $50 per investor administration fee upon deposit of funds by the investor into the designated escrow account;

•	Warrants to acquire our common stock at an exercise price equal to the per share price in this Offering. The number of shares acquirable under the warrant is determined by dividing (i) the product of (a) the number of investors in this Offering and (b) $50 by (ii) 30% of the per share price in this Offering.

The warrants will be exercisable for up to five years after the date of the closing in this Offering. The warrants include customary adjustment provisions for stock splits, stock dividends, and recapitalizations and other similar transactions.

StartEngine does not directly solicit or communicate with investors with respect to offerings posted on its site, although it does advertise the existence of its platform, which may include identifying a broad selection of issuers listed on the platform.

This Offering Circular will be furnished to prospective investors via download 24 hours per day, 7 days per week on the startengine.com website.

Subscription Procedure

You will be required to complete a subscription agreement in order to invest. The subscription agreement includes a representation by the investor to the effect that, if you are not an “accredited investor” as defined under securities law, you are investing an amount that does not exceed the greater of 10% of your annual income or 10% of your net worth (excluding your principal residence).

We have engaged JumpStart Securities, a broker-dealer registered with the Securities and Exchange Commission and a member of the Financial Industry Regulatory Authority (“FINRA”), to perform the following administrative functions in connection with this Offering in addition to acting as the escrow agent:

•	Advise us as to permitted investment limits for investors pursuant to Regulation A, Tier 2:

•	Communicate with us and/or our agents, if needed, to gather additional information or clarification from investors:

•	Serve as a registered agent where required for state blue sky requirements, but in no circumstance will JumpStart Securities solicit a securities transaction, recommend our securities, or provide investment advice to any prospective investor: and

•	Transmit the subscription information data to Computershare, our transfer agent.

Escrow and Administrative Services

As compensation for the services listed above, we have agreed to pay JumpStart Securities $5 per domestic investor for the anti- money laundering check and a facilitation and technology services fee equal to 0.5% of the gross proceeds from the sale of the shares offered hereby. If we elect to terminate the Offering prior to its completion, we have agreed to reimburse JumpStart Securities for its out-of-pocket expenses incurred in connection with the services provided under this engagement (including costs of counsel and related expenses). In addition, we will pay JumpStart Securities $500 for account set up, $35 per month for so long as the Offering is being conducted, but in no event longer than one years ($420 in total fees), and up to $15 per investor for processing incoming funds. We will pay FundAmerica Technologies LLC, a technology service provider and affiliate of JumpStart Securities, $3 for each subscription agreement executed via electronic signature. If each investor were only to invest the minimum subscription amount of $450 (or 300 shares) per investor, we estimate the maximum fee that could be due to JumpStart Securities and affiliated for the aforementioned internal fees would be $2,017,785 if we achieved the maximum offering proceeds. However, the company estimates that it will pay fees totaling approximately $649,736 to JumpStart Securities if we achieve the maximum offering based on an average subscription amount of $1,290 (or 860 shares) per investor. This average is consistent with results of our previous offering under Regulation A. Additionally, this assumption for the average investment amount was used in estimating the fees due in the “Use of Proceeds to Issuer” below.

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JumpStart Securities is not participating as an underwriter of the Offering and under no circumstance will it solicit any investment in the company, recommend the company’s securities or provide investment advice to any prospective investor. Rather, JumpStart Securities involvement in the Offering is limited to acting as an accommodating broker-dealer. Based upon JumpStart Securities’s limited role in this offering, it has not and will not conduct extensive due diligence of this securities Offering and no investor should rely on JumpStart Securities involvement in this Offering as any basis for a belief that it has done extensive due diligence. JumpStart Securities does not expressly or impliedly affirm the completeness or accuracy of the Offering Circular presented to investors by the issuer in this Offering. All inquiries regarding this Offering or services provided by JumpStart Securities and its affiliates should be made directly to the company.

Transfer Agent

Computershare will serve as transfer agent to maintain stockholder information on a book-entry basis.

Selling Securityholders

There are no selling security holders. No officer, director or employee of the company will participate in the sale of securities pursuant to this Offering.

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6. USE OF PROCEEDS TO ISSUER

We estimate that, at a per share price of $1.50, the net proceeds from the sale of the 15,000,000 shares in this Offering will be approximately $19,950,000, after deducting the estimated offering expenses of approximately $2,550,000. At the maximum offering, the company estimates it will pay the following fees in cash: between $114,785 and $2,017,785 to JumpStart Securities depending on how many shares each investor purchases (the company has assumed it will pay $649,736 in the table below, which reflects a per investor investment that is consistent with our previous Regulation A offering). At the maximum offering, the company estimates it will pay the following fees in cash: between $81,250 and $2,525,000 to StartEngine depending on how many shares each investor purchases (the company has assumed it will pay $897,050 to StartEngine in the table below, which reflects a per investor investment that is consistent with our previous Regulation A offering). As of August 15, 2019, $10,421 and $24,750 in fees have been paid to JumpStart Securities and StartEngine, respectively.

The calculation of net proceeds reflects payments made to Mr. Brody in his capacity as the holder of a convertible promissory note from the company described in “Interest of Management and Others in Certain Transactions” (the “Brody Note”). We have assumed that Mr. Brody will receive cash payments totaling $1,003,174 if the maximum offering is achieved, representing repayment of the convertible note and payment of the consulting agreement. Mr. Brody will not receive any cash payments for the above agreements if the company does not raise at least $5 million.

The net proceeds of this Offering will be used in four key areas: (i) hiring key members of the management team; (ii) pursuing additional funding; (iii) continuing development of the aircraft; and (iv) expanding sales and marketing to enable the company to take refundable customer deposits.

Accordingly, we expect to use the net proceeds, estimated as discussed above, as follows, if we raise the maximum offering amount:

	Maximum Offering
	Amount	Percentage
Engineering	$14,450,000	72.4%
Fundraising	$1,000,000	5.0%
Sales & Marketing	$2,500,000	12.4%
Working Capital (1)	$2,000,000	9.9%
Total	$19,950,000	100.0%

(1)	A portion of working capital will be used for officers’ salaries.

Because the Offering is being made on a “best-efforts” basis, without a minimum offering amount, we may close the Offering without sufficient funds for all the intended proceeds set out above.

If the Offering size were to be $3 million, the net proceeds will be approximately $2,760,000 after deducting estimated offering expenses of $240,000. The company estimates that it will pay the following fees in cash in that event: between $23,885 and $273,593 to JumpStart Securities depending on how many shares each investor purchases (the company has assumed it will pay $91,198 for this section), and $141,250 to StartEngine.

In the event of an Offering of that size, we expect to use the net proceeds as follows: Approximately $1,260,000 on engineering, approximately $750,000 on additional fundraising efforts and approximately $750,000 for working capital.

If the Offering were to be less than $3 million, the company plans to use the first approximately $750,000 raised for salaries, travel and the pursuit of additional funding. The next approximately $100,000 would be used to pay vendors. The next approximately $400,000 would be used for engineering expenses and the following approximately $1.5 million would be used for outstanding vendor payments and further engineering.

The foregoing information is an estimate based on our current business plan. We may find it necessary or advisable to re-allocate portions of the net proceeds reserved for one category or another, and we will have broad discretion in doing so. Pending these uses, we intend to invest the net proceeds of this Offering in short-term, interest-bearing securities.

As of August 15, 2019, we have received net proceeds of $88,034. These proceeds have gone towards funding completion of our 65% scale prototype and general working capital.

The company reserves the right to change the above use of proceeds if management believes it is in the best interests of the company.

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 7. DESCRIPTION OF BUSINESS

Background

XTI is an early-stage aircraft manufacturer that is creating a revolutionary solution for the business aviation industry. Based in Denver, Colorado, the company’s mission is to develop innovative solutions to universal business aviation problems by enabling true point-to-point air travel over long distances.

Almost 84% of organizations that use business aircraft identify reducing total trip times or reaching remote locations not served by scheduled airlines as primary reasons for using business aircraft – both dominant features of the TriFan 600.

Our vertical takeoff airplane has unique advantages over existing private airplanes which still require time-consuming trips to and from a limited number of airports, and over helicopters which fly at much slower speeds, significantly shorter distances, and in less comfort than typical business jets. We are rethinking how people travel by developing an aircraft that combines a helicopter’s ability to take off and land from almost anywhere, with the speed and range of a private jet. The TriFan 600 will offer true point-to-point travel over longer distances – greatly reducing total travel time by departing from or arriving into locations that are much closer to the customer’s point of departure and/or destination, including remote locations – almost eliminating time spent driving to and from an airport, with the potential of adding back hours to those whose time is valued by the number of meetings or destinations they can reach in a single day.

TriFan 600

The latest aircraft technology and materials have become available commercially and have advanced tremendously over the past 55 years, including advances in turboshaft engines, which make them lighter, more powerful, more reliable, and more fuel efficient, as well as advanced composite structures making aircraft lighter, and digital computer technology which greatly improves controllability. These advances, combined with the TriFan’s unique hybrid-electric propulsion system, which takes full advantage of advances in battery and electric motor technologies, and the 21st century innovation of XTI, have resulted in a fixed- wing ducted fan VTOL aircraft that the Company believes will be fully functional and practical, with competitive speed, range, and comfort for a pilot plus five passengers, and a substantial payload capability.

In designing the TriFan 600, we identified certain goals and guidelines for the performance and capabilities for the airplane, including:

•	Begin with a proven fixed-wing airplane configuration (not a rotorcraft platform), and develop ducted fan technology for vertical take-off and landing, because: (a) ducted fans are safer and more compact than helicopter rotors, (b) the aircraft will be able to achieve the speed, range, comfort, and the other advantages of a fixed-wing aircraft; and (c) fixed-wing aircraft are safer and easier to operate than conventional rotorcraft.

•	Use currently available components to create a hybrid-electric drive system that will result in business aircraft performance, low procurement cost, low operating cost.

•	Create a sleek luxury aircraft which will seat six people, cruise at 350 miles per hour, and will have a range competitive with light turboprop fixed -wing business aircraft on one tank of fuel, and will out-perform any helicopter over distance.

•	Minimize downwash from the fans so the aircraft can land and take off from existing helipads and driveways, and other paved surfaces.

•	Design the aircraft with sufficient redundancy in the critical components to maximize safety and increase the likelihood of securing FAA certification.

•	Incorporate the most advanced technology and materials available, including fly-by-wire, all-composite carbon-fiber airframe, computer-assisted take-off and landing, and the most advanced state- of-the-art pilot- friendly safety technologies available to maximize safety and to provide the ultimate flying experience for the pilot and passengers.

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•	Design the aircraft to achieve maximum balance, control, and safety during vertical takeoff and landing and during transition to and from VTOL, through the basic location and configuration of the lifting fans and by advanced computer- assisted avionics.

•	Design the aircraft’s exterior and interior to be physically/aesthetically attractive and to provide maximum comfort, luxury and convenience to the passengers.

As a result of the advances in materials, computers, engines, batteries and other technologies over the past few decades, combined with our innovative team, we accomplished all of the above objectives in the conceptual design of the TriFan 600 and are now advancing these objectives in preliminary design engineering.

Engineering and Development to Date

XTI expects that the TriFan 600 will be a fully certified, high performance, civilian fixed-wing vertical takeoff airplane. We completed initial configuration and engineering analysis for the TriFan 600 in April 2014, and began initial hover tests in May 2019 of our 65% scale flying prototype. Progress here has been affected by constraints on our resources. In the first quarter of 2017, we revised the propulsion system to become a hybrid-electric aircraft, with one smaller turbine engine combined with three generators, two electric motors in each of the three fans and battery power packs which will be charged by the turbine engine. We began construction of a flying, 65% scale proof of concept aircraft in 2018 which we expect to continue to test in 2019. We intend to fly a full scale proof of concept aircraft within two years of raising the first $25 million from the sale of securities. Following the full scale proof of concept, XTI will seek certification with the Federal Aviation Administration (“FAA”), which we expect will take an additional 4-5 years to complete. If the company is able to secure FAA certification of the TriFan 600 and completion of all phases up to and including commercial production, we believe that this aircraft will be the first civil, FAA-certified vertical takeoff airplane in aviation history.

Management

XTI is guided by a leadership team with decades of experience, a deep well of expertise in fixed wing and vertical takeoff and landing aircraft, and a successful track record of bringing new aircraft to market. XTI has assembled a management team that includes aviation industry executives and professionals with decades of experience from the largest fixed wing and rotary wing aircraft companies in the world. Charlie Johnson, former president and COO of Cessna Aircraft Company, is an active outside director of the company. David Brody, former CEO and Chairman of AVX Aircraft Company, is Chairman of the board, president and secretary, and the founder of XTI. Robert LaBelle, former CEO of AgustaWestland North America, is CEO and a director of the company. George Bye, founder and Chairman of Bye Aerospace, is the Company’s Chief Engineer.

The company believes that this management team knows what is required to finance, design, certify and launch a program of this magnitude. This management team brings to XTI decades of sound management experience developing and executing strategic business and aircraft development plans, and technical and financial expertise, in enterprises of various scales in both helicopter and airplane markets. In their roles at Cessna, AVX, AgustaWestland, and other companies over the past 30 years, they have each designed, led and championed several new aircraft concepts and programs. Mr. LaBelle and Mr. Johnson have managed and overseen over 25 FAA certifications during their careers at AgustaWestland and Cessna.

Technology

XTI is not developing new technology; rather, the TriFan 600 is an evolution in the application of existing technology. Our proprietary patented design and configuration primarily utilizes advanced technologies, components and systems which are widely in use throughout the civil aviation industry today. As a result, most of the underlying technology is well established and understood, which we expect will reduce the risk associated with manufacturing and certifying the TriFan 600.

Over 50 years ago, the US military funded the development of vertical takeoff and landing airplanes using rotating, ducted fans, much like the TriFan 600. These included the Bell X-22 and the Doak VZ-4, which had fixed wings. Both of these planes were capable of taking off vertically, transitioning to forward flight, and then transitioning to a hover before landing vertically. However, neither of these aircraft went into commercial production because the technology available at the time limited the performance capabilities of the aircraft, making them economically unviable and difficult to operate.

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Over the past 50 years, aircraft technologies and materials have advanced significantly. Current engines are dramatically lighter, more fuel-efficient, and provide greater power performance than prior versions. Composite materials are available that allow aircraft structures to be much lighter and stronger than previously. And finally, advances in software technology allow airplanes to be controlled largely by computers, increasing controllability, reliability, and safety. All of these advanced technologies are widely used in today’s civil aviation market. By combining these technologies with our patented proprietary design in a unique and revolutionary configuration, we believe the TriFan 600 will be a commercially successful product for the business aviation market. In other words, the technology of today has caught up with the long-held idea or concept of a vertical takeoff airplane.

The Market

The business aviation market is a global market that focuses on high net worth individuals and companies as its primary customer base. These users place a significant premium on the value of their time and have demonstrated a willingness to pay for the time-saving features that private aviation can deliver. By avoiding long security lines at commercial airports and eliminating the need to arrive at least one hour prior to departure, often combined with the ability to utilize airports or landing strips that are closer to their ultimate destination, private aircraft users are able to dramatically reduce the total time of a trip. Business aircraft also offer individuals the flexibility to determine their own schedule and travel itinerary.

As a result of these time saving and convenience factors, high net worth individuals and businesses purchased an estimated 6,125 aircraft between 2004 and 2013, valued at over $161 billion according to JetNet iQ. This represents an average annual aircraft volume for light, medium and large private aircraft of approximately 612 aircraft deliveries and an annual market value of over $16 billion. JetNet iQ forecasted that this market will grow by roughly 3%-4% per year over the next twenty years.

XTI attended the National Business Aviation Association (“NBAA”) trade show in October 2017, and the Ft. Lauderdale International Boat Show in November 2017. As a result of those and other efforts, XTI has executed aircraft order agreements and taken deposits for the delivery of 81 aircraft. These existing aircraft orders represent the potential for roughly $526 million of future revenue and validate the demand for this revolutionary aircraft.

The deposits serve to prioritize orders when the aircraft becomes available for delivery. Customers making deposits are not obligated to purchase aircraft until they execute a definitive purchase agreement. Customers may request return of their deposit any time up until the execution of a purchase agreement. While these deposits represent the potential for roughly $526 million of future revenue, that revenue may not be earned for many years, or at all.

Total addressable market

We expect that existing owners of business aircraft will be the primary customer for the TriFan 600. While some individuals and businesses that do not currently own an aircraft will be interested in a TriFan 600, we have excluded these new owners from our analysis of the addressable market for conservatism. Among existing owners, a significant number own both airplanes and helicopters. We will focus our initial efforts on these dual owners because they have demonstrated a demand for both vertical lift capabilities and for the speed, range and comfort of a business jet. Because of the way aircraft are generally owned or titled, the number of aircraft owned by dual owners is not readily available at this time.

As reflected in the table below, there are currently over 61,000 business airplanes and helicopters in operation worldwide. North America accounts for more than half of the total existing market and annual aircraft deliveries in the world.

Region	All Jets & Turboprops	Helicopters	Total Aircraft
North America	20,955	12,224	33,179
Rest of World	11,179	16,785	27,964
Total	32,134	29,009	61,143

Source: AvData, Inc. by ARGUS International, 2014

TriFan 600 addresses primary market driver of reducing total trip time

The industry’s leading trade organization, NBAA, often reports that decisions to utilize business aviation depend on a variety of factors, including the unavailability of commercial airline service, both at the site of origin and travel destinations; the number of sites to be visited in a single day; the requirement to move vital assets rapidly; and a host of other considerations focused on traveler time savings. (1) As illustrated in the table below, reducing total transportation time amounts to 84% of reasons for why business aircraft are used. Surveys conducted by other industry sources, such as Business Jet Traveler magazine, have similarly reported that the two most important reasons readers cite for why they choose to fly privately are to save time, and for service to destinations not served by airlines.

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1 Source: 2014 NBAA Business Aviation Fact Book.

	Related to
Primary Reason for Use of Business Aircraft	Saving Time?	Other	% of Total
Support schedules not met with scheduled airlines	X		64%
Reach locations scheduled airlines do not serve	X		19%
Make connections with scheduled airline flights	X		1%
Industrial or personal security reasons		X	6%
Other		X	10%
Total	84%	16%	100%

Source: 2014 NBAA Business Aviation Fact Book.

No traditional airplane or helicopter can fully serve the needs of executive travelers, because neither of them alone or in combination can fly its passengers directly from point A to point B with the same speed, range or operational flexibility as the TriFan 600. With TriFan 600, executive travelers will have the ability to bypass highways and runways, lifting up from any helipad or helipad-sized paved surface, and proceeding directly to their destination, they could potentially save hundreds of hours a year, achieve more, and avoid missing what’s important.

The TriFan 600 will help individuals and business executives reduce total travel time dramatically. The figure below shows how the TriFan 600 can save an executive nearly half his or her total trip time for a 500 nautical mile trip, even compared to a business jet, because of the TriFan 600’s ability to reduce or eliminate time wasted traveling to and from airports. We chose a 500 nautical mile trip as the comparison point because the average trip length for most flights in private aircraft is less than this distance, even if the aircraft is capable of going further without the need to stop to refuel.

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Sample flight illustrating how TriFan 600 enables shorter trip times

Based on the company’s estimates, TriFan 600 will be able to deliver these impressive time savings while still being able to accomplish the vast majority of flight plans flown with private aviation. The table below shows the average flight length flown in private aircraft by class of aircraft. This data was provided by ARGUS International. This clearly illustrates that the TriFan 600 can provide the range capability that most users of private aviation require. While the TriFan 600 won’t be able to accomplish all missions conducted with private aviation, we believe that our ability to cover most requirements while also improving the convenience and time savings of customers will allow us to capture a meaningful share of the existing market of over 60,000 business aircraft.

Aircraft Type	Average Trip Length (Nautical Miles)
Mid-Sized Jet	538
Light Jet	401
Turboprop	259
Turbine Helicopter	72
Piston Helicopter	52
XTI TriFan 600 Range	825

Tri-Fan is priced competitively with what business aircraft owners are paying

Currently, the only way for individuals using business aircraft to get from one place to another in a shorter period of time is by flying in a faster aircraft. Generally, the larger the size of the aircraft, the faster it can travel, and the more expensive the aircraft. Business jet owners consistently pay millions of dollars more for increased speed (among other features). However, as shown in the figure above, more speed does not always equal more time. True time savings can only be achieved by taking off vertically like a helicopter, cruising at altitudes and speeds of airplanes, and landing vertically near a final destination.

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The TriFan 600 design combines the best aspects of each platform (airplane and helicopter), enabling what the company believes will be a dramatic reduction in total trip time, at a price point that is competitive to market prices. Purchase prices for aircraft in this market can range up to $18 million, with a high correlation between speed and cost. There is a clear connection between the ability to save time through faster transportation and a willingness to pay more for this capability.

	Purchase Price Range ($MM)
Aircraft Type	Low	High
Mid-Sized Jet	$12	$18
Light Jet	$4	$11
Turboprop	$2	$8
Turbine Helicopter	$4	$10
Piston Helicopter	$1	$4
TriFan 600	$6	$8

Achievable market share

It is difficult to compare the TriFan 600 directly to existing aircraft and historical sales levels of similar aircraft because there is no aircraft with the same performance capabilities as the TriFan 600. In order to estimate the number of aircraft we believe we can sell each year, we conducted a market analysis based on the TriFan 600’s performance characteristics relative to existing alternatives.

To conduct the analysis, we identified the likely objections that buyers of a particular type of aircraft would have when considering the purchase of a TriFan 600. We then estimated what percentage of those buyer segments would object to the TriFan 600 because of each of the considerations (i.e., those that would object because it could not seat enough passengers or because it could not fly a long enough distance, etc.). This resulted in a percentage of each buyer segment that would not object to the TriFan 600 relative to aircraft in that class, leaving the expected portion of each market that we could capture.

With the potential share for each market estimated, we then analyzed market forecast data from Teal Group, an industry leading market forecasting company. This data identified the number of units, by type of aircraft, which are expected to be sold over the next several years. Applying the market share of each aircraft type we expect to capture to the number of aircraft expected to be delivered in each category per year, we estimated that we can expect to sell between 85 – 95 aircraft each year. This analysis only considered sales to civilian users, and does not include military or commercial use forecasts.

After completing our internal analysis, our management team, board of directors, aviation marketing companies and other industry participants all reviewed those findings and provided input as to the reasonableness of the company’s conclusion or expectation of selling 85-95 TriFan 600 aircraft each year. Based on the totality of the data and those conversations, we feel that this estimate is achievable. However, for the purpose of creating our business plan, we have assumed a lower more conservative number of annual aircraft deliveries.

Production Plan and Suppliers

XTI intends to use a horizontally integrated manufacturing strategy whereby the company maintains control of all planning, design and final assembly aspects of the process, but outsources the manufacture of the vast majority of components (i.e., fuselage, engines, transmission, avionics, landing gear, etc.). XTI would only seek to design and manufacture a limited number of certain critical components, if any.

We intend to utilize the professional networks of our executive team, gained from decades of experience in the industry, to secure favorable supply agreements with leading manufactures. These suppliers will design and fabricate components to XTI’s design specifications for incorporation into a final product. The majority of these components will be largely off-the-shelf systems used in other aircraft, with only limited customization or design features that are specifically required for the TriFan 600.

Under this plan, the company intends to focus its efforts on the most critical components for our success, while enjoying cost savings from using specialists in areas that are not as critical or customized. This will also allow the company to choose between multiple suppliers, reducing any potential dependence on a small set of suppliers.

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Research and Development

The company’s primary activity to date has been to conduct research and development associated with our core vertical takeoff and landing configuration for the TriFan 600. This includes the completion of our preliminary design, computational fluid dynamics, executing our patent and IP strategy, developing additional technical capabilities and analysis, and other R&D activities to determine the feasibility of our financial and technical aspects of our aircraft and program. In addition, in 2018 we completed construction of our 65% scale proof of concept aircraft to test the hover and transition to forward flight capabilities of our design. We began initial test flights in 2019. To date, the company has expended over $3.0 million on engineering, marketing, legal, and a variety of other general and administrative costs.

Employees and Consultants

The company has used and continues to use a number of consultants during our history to limit our operating expenses and allow us to scale as necessary. Currently, the company has four full-time consultants and between 10-20 part-time consultants at any given time. It does not have any full time employees. The company intends to hire a number of employees after the Regulation A offering it is currently conducting (the “Offering”) primarily to support our engineering and development efforts.

Aviation Regulations

In the U.S., civil aviation is regulated by the Federal Aviation Administration (the “FAA”), which controls virtually every aspect of flight from pilot licensing to aircraft design and construction. The FAA requires that every civilian aircraft that flies in the U.S. must carry a valid type certificate and airworthiness certificate issued by the FAA or a foreign civil aviation authority.

The company will seek to obtain approval for the design of the TriFan 600 by obtaining a standard Type Certificate under the Federal Aviation Regulations. The FAA will conduct extensive testing and analysis of the company’s TriFan 600 to determine the safety, stability, reliability and performance of the aircraft and that the aircraft complies with the applicable airworthiness standards for the TriFan 600’s category of airplane. If the TriFan 600 is approved by the FAA, XTI will be issued a type certificate for it.

The FAA also issues standard airworthiness certificates to each aircraft that is manufactured in accordance with an approved design or type certificate. Rather than test each aircraft that is built, the FAA allows manufacturers to prove that their manufacturing process and quality control system produces conforming aircraft each time. Only a company that owns a type certificate is entitled to this authorization, called a production certificate. If the FAA approves of XTI’s manufacturing process, the company will be issued a production certificate and each aircraft manufactured by XTI in accordance with the type certificate will receive an airworthiness certificate.

The process of obtaining a valid type certificate, production certificate and airworthiness certificate for the TriFan 600 will take several years. XTI is not permitted to deliver commercially produced aircraft to civilian customers until obtaining FAA certification, which effectively means that no significant revenue will be generated from civilian aircraft sales to fund operations until that time. Any delay in the certification process will negatively impact the company by requiring additional funds to be spent on the certification process and by delaying the company’s ability to sell aircraft.

In addition to the FAA, operation of the TriFan 600 will be regulated by various state, county and municipal agencies. Specifically, flight of the TriFan 600 will be regulated by the FAA, while the ability to take off and land will be governed by the FAA and various zoning restrictions imposed by non-federal agencies in each location where an owner of the TriFan 600 intends to operate. These restrictions will vary by location and may limit the TriFan 600 to landing in already zoned areas. However, there are currently over 5,000 helipads in the U.S. where helicopters are already allowed to land. The company expects that the TriFan 600 will also be able to land legally and safely in these locations and at thousands of other paved areas or grassy areas, as long as it’s safe and legal, as well as smaller general aviation airports unavailable to jets. Unlike jet aircraft, the TriFan 600 is not limited by runway length, clear landing approaches, and the sophistication of the electronic landing aids that serve larger general aviation airports. The TriFan 600 is both VTOL (vertical takeoff and landing) capable and STOL (short takeoff and landing capable). It will be able to take off and land from thousands of locations, thereby making the TriFan 600 much more versatile and able to use thousands of privately-owned locations in the U.S. and the world (driveways, lots, job sites, and other paved surfaces) that will not all be limited by local regulations. As a result, the company expects there will be sufficient locations for the TriFan 600 to take off and land.

Intellectual Property

We have sought to protect the intellectual property of the company through the use of patents, copyrights, trademarks, and trade secrets. Protection is supported by patent and copyright laws. Employee and third-party consultants have signed non-disclosure agreements with the company to further protect its proprietary rights. The company is continuing to develop intellectual property, and it intends to aggressively protect its position in key technologies. The company owns several trademarks protecting the company’s name and logo, as well as extensive data, engineering analyses, and other intellectual property.

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The company’s patent and patent applications cover various embodiments of a vertical take-off and landing aircraft. In general terms, a “utility patent” protects the way an article is used and works, while a “design patent” protects the way an article looks. The company is seeking broad patent protection in both respects. We have been granted a design patent titled “VTOL aircraft”, also identifiable as publication number D741247. Also, US Patent 9,676,479 was issued on June 13, 2017. This utility patent covers the engineering and mechanical operation of the aircraft.

Furthermore, the company has filed several foreign patent applications where the aircraft will be sold and widely used, and received a utility patent from the Japanese Patent Office in 2019. Legal counsel also filed a Patent Cooperation Treaty (“PCT”) application that claims priority back to the filing date for the provisional patent application. The PCT currently covers 141 countries that can be designated for protection, including a European and African patent.

David Brody, founder and Chairman of XTI, developed the TriFan 600 configuration and basic performance objectives, filed for the patents. Dr. Dennis Olcott, XTI’s former Senior Vice President for Engineering and Chief Engineer, is co-inventor on certain patent applications. Mr. Brody and Dr. Olcott have assigned all patents, patent applications and other intellectual property to XTI.

Litigation

The company settled a previous law suit, in which Answer Engineering LLC (“Answer”, partly owned by Dr. Olcott) filed a claim against the company in December 2017 alleging breach of contract for XTI’s failure to pay certain invoices, and in which XTI filed a counter claim against Answer for Answer’s breach of contract for its failure to perform various engineering services. The settlement resolved these matters and only requires XTI to pay amounts already accrued in the company’s financials.

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8. DESCRIPTION OF PROPERTY

The company’s physical property and other physical assets consist of various scale models of the TriFan 600, including a one-third scale model (which includes electric motors and moving parts to demonstrate the TriFan 600 operations), a partially built full-scale mock-up of the TriFan 600, a four-foot wingspan model, a 65% subscale flying prototype presently being flown and tested, and many 18-inch wingspan models, as well as some furniture and various physical books and records. No physical or intangible assets of the company are encumbered.

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9. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion of our financial condition and results of operations should be read in conjunction with our financial statements and the related notes included in this Offering Circular. The following discussion contains forward-looking statements that reflect our plans, estimates, and beliefs. Our actual results could differ materially from those discussed in the forward-looking statements.

General Information

The company was incorporated in October 2009. No operations occurred until the fourth quarter of 2012. Since then we have been engaged primarily in developing the design and engineering concepts for the TriFan 600 and seeking funds from investors to fund that development. We completed the conceptual engineering report for the TriFan 600 in April 2014 and completed our business model in December 2014.

Operating Results

We have not yet generated any revenues and do not expect to do so until after receiving FAA certification for the TriFan 600. Such certification may not come until 2023 or later.

In 2017 and 2018, we received $1,420,000 for a combination of deposits and convertible notes that represent orders for 76 aircraft under our Aircraft Reservation Deposit Agreement. These funds will not be recorded as revenue until the orders are delivered, which may not be for many years or at all if we do not deliver aircraft to those customers. The deposits serve to prioritize orders when the aircraft becomes available for delivery. Customers making deposits are not obligated to purchase aircraft until they execute a definitive purchase agreement. Customers may request return of their deposit any time up until the execution of a purchase agreement.

Year Ended December 31, 2018 Compared to Year Ended December 31, 2017. Operating expenses for the year ended December 31, 2018 was approximately 20% lower than operating expenses for the year ended December 31, 2017. The principal drivers of the decrease in spending came from a decreased spending on sales and marketing and stock compensation expense included within general and administrative expenses, offset by an increase in spending on conceptual design. For instance, conceptual design costs to advance development of the TriFan 600 were increased from $635,692 to $764,944 (an increase of approximately 20%). Sales and marketing expense decreased from $327,546 to $42,334 (a decrease of approximately 87%). General and administrative costs were decreased from $2,197,250 to $1,713,100 (a decrease of approximately 22%). This decrease was the result of issuing fewer options to members of the executive management team as compensation for services in 2018 as compared to 2017. We continue to prioritize our conceptual design costs to reach the next phase of development of the TriFan 600.

Interest expense for this time period increased from $58,247 to $1,237,028 as we continued to rely on loan financing from related parties (discussed below). Included in this amount is a non-cash interest expense of $1,080,631 associated with a beneficial conversion feature attached to a convertible note.

As a result, our net loss for the year ended December 31, 2018 was $3,798,753 as compared to a net loss of $3,192,836 for the period ended December 31, 2017, an increase of approximately 19%. Our accumulated deficit at December 31, 2018 was $9,100,649.

Liquidity and Capital Resources

December 31, 2018. As of December 31, 2018, we had cash of $556,847 and a working capital deficit of $1,794,032 as compared to cash of $436,973 and a working capital deficit of $1,930,694 at December 31, 2017. Additional current assets include $86,885 held in escrow from the sale of securities under the Regulation A Offering.

For the year ended December 31, 2018, we funded our operations primarily through the sale of Common Stock to investors under Regulation A. These sales accounted for net proceeds of $327,739. We also issued $715,000 in new convertible notes and sold $331,900 worth of shares of Common Stock outside of the Regulation A offering. We also repaid $36,888 in net borrowings under a revolving line of credit of up to $250,000 entered into between the company and our founder, Mr. Brody as of January 1, 2016. Borrowings under the credit revolver accrue interest at a rate of 3.0% per annum.

Included in the current liabilities are convertible notes issued to related parties. Of the $1,806,929 related party note liability, $763,176 is owed to David Brody. The convertible note has a principal amount of $763,176 and accrued interest at a rate of 3.0% per annum. The convertible note has different maturity dates contingent upon the company securing different levels of investment from third parties. Mr. Brody has the right to receive repayment of the note upon maturity in either cash or in shares of common stock of the company. The loan with Mr. Brody is included as Exhibit 6.9 to this Offering Statement. The company also received loans from Jeffrey Pino, who has since passed away. The notes have a principal amount of $97,268 and bear interest at a rate of 3.0% per annum. In February 2019, the estate of Mr. Pino agreed to accept repayment of the principal amount of the notes without interest payments in exchange for extinguishing the notes. The notes were payable on demand and are included in Exhibits 6.10 and 6.11 to this Offering Statement. The company also received a loan from Robert Denehy in exchange for a convertible promissory note. The convertible note has a principal amount of $500,000 and bears interest at a rate of 10.0% per annum. In October 2018, the principal and accrued interest on this note (totaling $550,000) plus an additional $165,000 of new cash were combined into a new convertible note with a principal balance of $715,000. The original convertible note with Mr. Denehy was cancelled as part of this new note. The remaining note bears interest at a rate of 10.0% per annum. The convertible note with Mr. Denehy is included in Exhibit 6.14 to this Offering Statement and is more fully described below in “Interest of Management and Others in Certain Transactions.” The company also received a loan from Saleem Zaheer, a consultant and shareholder of the company, in exchange for a convertible note. The note has a principal amount of $30,000 and bears interest at a rate of 10.0% per annum. The loan with Mr. Zaheer is included in Exhibit 6.15 to this Offering Statement.

Currently, the company requires additional capital to continue operations. If we do not receive funding from private investors or our Regulation A Offering, we anticipate that the company will run out of funding in the third quarter of 2019 based on our current cash balance and burn rate.

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Plan of Operations

The company has developed a detailed plan to complete its preliminary design phase, hire key members of its management team, expand sales and marketing efforts and complete detailed design and development work to support the completion of a 65% scale and production of a full scale flying proof of concept aircraft. The 65% scale prototype is currently being tested. The full scale aircraft is expected to take approximately 2.0 years to produce and the company will require $25 million in total funding during this period. Once the full scale proof of concept has been completed and demonstrated, the company will seek FAA certification for the TriFan 600 and begin preparations for production and manufacturing of the aircraft. The exact time and cost to secure FAA certification and commence production is not known, but we estimate that it will take 4 to 5 years and require at least $175 million in additional funding after completion of the proof of concept.

Investors will note that the above plan is a significant change from our original plan. Our original plan called for a 6 to 8 year timeline and a total cost of more than $400 million. The new plan requires half of the total funding and can be accomplished in a shorter timeframe. The switch to a hybrid-electric propulsion system has yielded significant savings in the engineering and development that will be required to build and certify the aircraft. This change has also reduced the expected sale price of the aircraft from approximately $12 million to only $6.5 million. The company will still be able to achieve the same profit margins at this lower price. We believe this change in expected sale price will expand the potential market for our aircraft. We believe the combination of the lower total cost of development and the expanded market potential increases the probability of successfully developing, funding and flying the TriFan 600.

With the receipt of sufficient financing, we will continue to focus our resources on four key areas: (i) hiring key members of the management team; (ii) pursuing additional funding; (iii) continuing development of the aircraft; and (iv) expanding sales and marketing to enable the company to take refundable customer deposits. With the $1,438,590 received during 2018 from the sale of Common Stock under Regulation A, Common Stock directly to investors and the issuance of convertible notes combined with the issuance of options to management and key vendors, we moved forward in each effort in 2018. We have received additional net proceeds of $8,799 from the sale of Common Stock under Regulation A between January 1, 2019 and August 15, 2019.

We will continue our design and development efforts by engaging key supply partners to assist in the creation of both the 65% scale and full scale proof of concept aircraft. These aircraft will help to identify and solve potential challenges in certain critical path systems of the aircraft including the engines, batteries, transmission and fly-by- wire system. Key milestones for this process will include:

•	Complete and fly the 65% scale proof of concept aircraft

•	Initiate dialogue with vendors of key components of the full scale proof of concept aircraft

•	Commission and complete trade studies

•	Complete preliminary design of critical path systems

•	Complete and fly the aircraft

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We will continue to develop an internal and external sales and marketing capability to increase awareness of the aircraft and position the company to continue taking refundable customer deposits and pre-sales orders. This will be accomplished with the following milestones:

•	Continue existing sales and marketing efforts

•	Build and fly a subscale airplane

•	Attend and exhibit at major international trade shows

•	Receive additional refundable, escrowed deposit orders for the TriFan 600

We believe that increasing awareness of the aircraft and demonstrating customer demand through orders will enable the company to raise additional capital in the future more easily. To date, the company has received orders and deposits for 81 aircraft representing the potential for roughly $525 million of future revenue. However, this revenue may not be earned for many years, or at all if customers cancel their deposits or we do not deliver aircraft to those customers.

The milestones identified above assume that we are able to raise the full $22.5 million from this Offering. In that event, the company would expect to accomplish all of the above milestones within the first 24 months. However, we have developed our spending plans in each of these areas to be scalable to the amount of money that we raise in this Offering. As a result, we do not anticipate needing to raise additional funds in the six months after the completion of this Offering. We will need additional capital to complete our development of the proof of concept and beyond as discussed above and are pursuing multiple options for such funding, rather than relying on one source. We believe funding will come from a combination of short-term and long-term sources, including potential industry partners and suppliers.

Despite funding levels below our target, the company was able to accomplish several significant milestones in 2018, including:

•	Completed fabrication of our 65% scale proof of concept aircraft and progressed that process to be ready to conduct test flights in the second quarter of 2019

•	Attended multiple tradeshows both domestically and internationally to secure additional orders for the aircraft

•	Secured additional orders for 18 aircraft representing an additional ~$114 million in potential future revenue above and beyond the 58 aircraft reservations representing $380 million in potential future revenue in 2017.

•	Continued dialogue with multiple industry participants and potential vendors for key components

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10. DIRECTORS, EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES

XTI has assembled an experienced management team including aviation industry executives and professionals with decades of experience from the largest fixed wing and rotary wing aircraft companies in the world. Charlie Johnson, former president and COO of Cessna Aircraft Company (from 1997-2003), is an outside director of the company. David Brody, founder and former CEO and Chairman of AVX Aircraft Company (from 2005-2013), is Chairman of the Board, president, secretary, and the founder of XTI. Robert LaBelle, former CEO of AgustaWestland North America (from 2013-2017), is CEO and director.

The table below lists our directors and executive officers, their ages as of February 28, 2019 and the date of their first appointment to such positions. Each position is currently held with an indefinite term of office.

Name	Position	Age	Date of First Appointment
Executive Officers

David Brody	Founder, Chairman, President and Secretary	70	October, 2009

Robert J. LaBelle	Chief Executive Officer	63	February, 2017

Andrew Woglom	Chief Financial Officer and Chief Accounting Officer	41	December, 2014

Directors

David Brody	Director	70	October, 2009

Charles Johnson	Director	76	December, 2014

Robert J. LaBelle	Director	63	February, 2017

Paul Willard	Director	49	June, 2017

Robert Denehy	Director	62	October, 2017

Executive Officers

David Brody, founder and Chairman of XTI. Mr. Brody has had a life-long passion for aircraft, science and technology. Beginning in 2012, he developed the Tri-Fan configuration and basic performance objectives, organized XTI as a Delaware corporation, and filed for patents. After developing the company’s basic strategic plan, he recruited XTI’s Board members and executive and engineering team. Mr. Brody was also the founder of an advanced technology helicopter company in 2005 (AVX Aircraft Company), and served as Chairman and CEO of AVX, and remains on the AVX board. He has practiced law in Denver with Hogan Lovells US LLP from January 2013 to the present. Prior to that time he was a partner in Patton Boggs, LLP, another international law firm, for 14 years. He has several patents issued in his name for inventions in aircraft technology and other fields, and has written three books, including a national Book-of-the-Month Club best seller on science and technology, “The Science Class You Wish You Had, The Seven Greatest Scientific Discoveries in History and the People Who Made Them” (Putnam Berkeley, New York 1997, 2nd edition, 2013). The company has not yet determined whether, after the company receives financing under this Offering, Mr. Brody will become a full-time or part-time consultant or employee of the company.

Robert J. LaBelle, Chief Executive Officer. Mr. LaBelle joined XTI as its Chief Executive Officer in February 2017 after spending the prior three years as CEO of AgustaWestland North America. Prior to that, Mr. LaBelle served as President of AgustaWestland Tiltrotor Company, the company supporting development of the AW 609 Tiltrotor. He joined AgustaWestland in 2004 after a career in the U.S. Navy where he was program manager for several aircraft, including the E-2 Hawkeye, C-2 Greyhound, F/A-18 Foreign Military Sales, and S-3B Viking.

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Andrew Woglom, Chief Financial Officer and Chief Accounting Officer of XTI. Mr. Woglom has diverse experience in investment banking, private equity and operations. From 2009 to 2013, he was Chief Financial Officer for the NEK group of companies (NEK), an international portfolio of businesses spanning aviation, defense contracting, construction, software development start-ups and real estate holdings. He led NEK’s stockholders through a successful exit in 2012. From 2013 to present, Mr. Woglom has worked as a consultant, assisting clients with strategic planning, operational improvements, M&A transactions and capital raising. Prior to NEK, he was a Vice President at Gallagher Industries from 2004 to 2009, a Denver based private equity firm. Before that, from 2000 to 2004, he spent several years in New York in investment banking at both Tri Artisan Partners and at Lehman Brothers. In addition to his role at XTI, he is currently (and has been for the past two years) the principal of Acuity Advisors, LLC, a CFO and advisory services company offering strategic guidance in accounting and finance to clients. After the company receives financing, it is not yet known whether Mr. Woglom will become a full-time or part-time consultant or employee of the company.

Directors

Charles B. Johnson, Director. Mr. Johnson is an aviation executive and pilot with over 40 years of experience. He served as President and COO of Cessna Aircraft Company from 1997 to 2003. He joined Cessna in 1979 as Manager of Production Flight Test and subsequently held positions as the Senior Vice President of Aircraft Completion and Product Support and Executive Vice President of Operations. Prior to joining Cessna, Mr. Johnson served as Chief of Production Flight Test for Gates Learjet. He began his aviation career after completing U.S. Air Force pilot training in 1968 as an F-105 pilot, and accumulated over 1,000 hours of military flight time in the F-105, serving in combat in Southeast Asia. Previously he was chief pilot for Arnold Palmer. In addition to being a board member of XTI since 2014, for the past three years up to the present he has been the President and COO of Aero Electric Aircraft Corporation. He holds Airline Transport and Instructor Pilot Certificates with type ratings in all Cessna Citation models.

Mr. Paul Willard, Director. Paul Willard is a Silicon Valley Engineer and Tech Investor. Paul has served as a Partner at two venture capital funds, Subtraction Capital and Storm Ventures. He helped start Subtraction Capital, where he focused on being very involved with the startups that the fund invested in, mentoring across product, engineering and marketing efforts.  For 14 years prior to being an investor, Paul was a product and marketing executive at 4 tech startups. He was Chief Marketing Officer at Atlassian and Practice Fusion, head of product and marketing at Coupons.com, and Director of Product Management at NextCard.  Through these efforts, he gained extensive experience building and marketing hyper-growth web and mobile applications for large-scale markets. He began his career as an Aerodynamics Engineer for more than six years at The Boeing Company, acquiring critical skills in aircraft design, data analysis, and testing.  His work included commercial and military aircraft as well as VTOL and autonomous aircraft.  He has more than 25 years of technology experience in product design, analysis and distribution. Mr. Willard holds a Bachelor of Science in Aerospace Engineering from Iowa State University, a Masters of Science in Manufacturing Systems Engineering from Stanford University, and an E.M.B.A. from Singularity University.

Robert Denehy, Director. Mr Denehy is the General Manager of Aerogulf Services, a commercial helicopter operator and maintenance facility located in Dubai. Mr. Denehy has been with Aerogulf Services since July 1995. At Aerogulf, Mr. Denehy oversees all engineering and operations for a company that provides support to offshore oil and gas operations in the United Arab Emirates and throughout North Africa. Prior to Aerogulf, Mr. Denehy served as a US Air Force Intelligence Officer.

Significant Employees

The company has four full-time consultants and many part-time consultants. It does not presently have any full time employees. To conduct its operations to date, XTI has engaged several teams of experienced engineering consulting companies and various other contractors with extensive knowledge and experience in the aerospace industry to assist with development and marketing of the TriFan 600 and to assist with FAA certification issues, as well as financing and strategic planning. The company anticipates that it will hire a number of full-time personnel as employees after completion of the Offering.

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11. COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth information about the annual compensation of each of our three highest-paid persons who were directors or executive officers during our last completed fiscal year.

Name	Capacities in which compensation was received	Cash compensation ($)	Other compensation ($)	Total compensation ($)
David Brody	Chairman	-0-	-0-	-0-
Charlie Johnson	Director	-0-	-0-	-0-
Robert LaBelle	Director and CEO	225,000	-0-	225,000

Compensation of Directors

For the fiscal year ended December 31, 2018, we did not provide any cash compensation to any of our directors. We do not compensate our directors for attendance at meetings. We reimburse our officers and directors for reasonable expenses incurred during the course of their performance. We have no long-term incentive plans. However, such directors have received equity in lieu of compensation for their board service.

Compensation of Mr. LaBelle

Under its consulting agreement with Robert J. LaBelle, the company provided Mr. LaBelle cash compensation of $25,000 per month through December 31, 2018. Mr. LaBelle, has also been granted stock options equal to 3% of the outstanding shares of the company, on a fully-diluted basis. The consulting agreement also includes certain cash and equity bonus provisions tied to the performance of the company and its fundraising activities.

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12. SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITYHOLDERS

Set forth below is information regarding the beneficial ownership of our common stock, our only outstanding class of capital stock, as of December 31, 2018 by (i) each person whom we know owned, beneficially, more than 10% of the outstanding shares of our common stock, and (ii) all of the current officers and directors as a group. We believe that, except as noted below, each named beneficial owner has sole voting and investment power with respect to the shares listed. Unless otherwise indicated herein, beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, and includes voting or investment power with respect to shares beneficially owned.

	Amount and	Amount and nature of
Name and address of beneficial owner (1)	nature of beneficial ownership (2)	beneficial ownership acquirable	Percent of class (3)
David Brody	25,000,000	-0-	65.0%
Estate of Jeffrey Pino(4)	4,347,826	-0-	11.3%
All directors and officers as a group (6 persons)	27,355,072	-0-	71.1%

(1)	The address of those listed is c/o XTI Aircraft Company, 2209 Green Oaks Lane, Greenwood Village, CO 80121
(2)	Unless otherwise indicated, all shares of common stock are owned directly by the beneficial owner.
(3)	Based on 38,476,770 shares outstanding as of December 31, 2018.
(4)	As noted under “Interest of Management and Other in Certain Transactions – Jeff Pino’s Convertible Notes”, in February 2019, Mr. Pino’s estate has returned 2,347,826 shares, bringing its total holdings down to 2,000,000 shares of common stock.

Investors should note that Mr. Brody, along with two other current shareholders who have each held shares in the company for over three years, are exploring the possibility of undertaking resales of a small portion of their shares in one or more private secondary market sales. If any such sale occurs, the number of shares to be sold by Mr. Brody or the two other shareholders, would not exceed 12 percent of their current ownership. For example, if Mr. Brody sold 12 percent of his shares, he would continue to hold 22,000,000 shares of the company’s common stock.

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13. INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

David Brody’s Consulting Agreement and Convertible Note

Mr. Brody’s consulting agreement with the company provides that if and when the company receives $20 million or more in investments from third parties (excluding further investment from Mr. Brody), he will receive compensation totaling $240,000 in recognition of his services as Chairman, President and Secretary performed between January 1, 2014 and December 31, 2015.

In addition, Mr. Brody is the holder of a convertible promissory note from the company (the “Brody Note”) in the principal amount of $763,176. Under the Brody Note, the note will partially or fully mature and shall be due and payable ten days after the company receives investment from investors (excluding investments from Mr. Brody) in this Offering or other offerings as follows:

•	$250,000 matures once the company receives at least $5.0 million from investors;

•	$250,000 matures once the company receives at least $10.0 million in total from investors; and

•	$263,176 matures once the company receives at least $15.0 million in total from investors.

Mr. Brody has the option to receive repayment under the note in cash or in common stock of the company. If the note is repaid in stock, the stock will be issued using a pre-money valuation of $35.0 million.

We have assumed that Mr. Brody will receive cash payments totaling $1,003,176 if the maximum offering is achieved, representing repayment of the convertible note and payment of the consulting agreement. Mr. Brody will not receive any cash payments for the above agreements unless we raise at least $5 million.

Robert LaBelle’s Consulting Agreement

Mr. LaBelle’s consulting agreement with the company, effective February 1, 2017, provided for certain bonus payments upon the event of the company raising specific amounts of equity and debt financing, along with regular cash compensation. The compensation terms provide for payments of $25,000 per month through December 31, 2018. None of the bonus amounts were earned under this prior agreement. Effective January 1, 2019, the company entered into a new consulting agreement with Mr. LaBelle that includes payments of $25,000 per month through December 31, 2019, unless extended by mutual agreement of the parties. The agreement is to be supplemented by bonus payments in the following amounts:

•	$150,000 and additional stock options equal to 1% of the then outstanding shares of the company upon raising $3,000,000 by December 31, 2019;

•	$150,000 and additional stock options equal to 1% of the then outstanding shares of the company upon raising $3,000,000 above the previously-raised $3,000,000 by March 31, 2020;

•	$250,000 and additional stock options equal to 1% of the then outstanding shares of the company upon raising $9,000,000 above the previously-raised $6,000,000 by December 31, 2020

•	$500,000 and additional stock options equal to 2% of the then outstanding shares of the company upon raising $25,000,000 above the previously-raised $15,000,000 by December 31, 2021;

•	Additional stock options equal to 2% of the then outstanding shares of the company upon the company raising a total of $75,000,000

David Brody’s Revolving Credit Promissory Note

As of January 1, 2016, the company entered into a revolving line of credit with Mr. Brody. The line of credit provides that the company may draw up to $250,000 from Mr. Brody with monthly interest charged on any unpaid outstanding balance in the amount of 3.0% per annum. As of December 31, 2018, the balance on the revolving line of credit was $143,175.

Jeff Pino’s Convertible Notes

Mr. Pino’s estate is the holder of two convertible demand promissory notes from the company (the “Pino Notes”) in the principal amount of $47,268 and $50,000, respectively. The Pino Notes do not carry a maturity date, but Mr. Pino’s estate can request repayment of the notes at any time. In addition, Mr. Pino’s estate can elect to have all or any portion of the notes repaid in common stock of the company using the good faith estimated value of the company (as agreed between the company and Mr. Pino’s estate) to determine the number of shares to be issued as repayment. In February 2019, the company reached an agreement with Mr. Pino’s estate to retire the outstanding Pino Notes in exchange for cash and the return of 2,347,826 shares of Common Stock held by the estate.

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Consulting Agreement with Acuity Advisors

Mr. Woglom is currently the principal for Acuity Advisors, LLC, a strategy and finance consulting company. The company has engaged Acuity Advisors to provide certain CFO and financial consulting services in support of the company. For the year ended December 31, 2018 and 2017, the Company paid this vendor $37,482 and $29,370, respectively. The company owed this vendor $34,500 and $46,000 as of December 31, 2018 and December 31, 2017, respectively.

Robert Denehy’s Consulting Agreement and Convertible Note

Mr. Denehy’s consulting agreement with the company, effective October 25, 2017, provides for certain payments upon the event of the company raising equity and debt financing from investors introduced to the company solely by Mr. Denehy. Mr. Denehy will receive compensation based upon the amount of financing actually received from investors introduced by him alone of:

•	Cash compensation equal to 2.0% of the cash received by the company

•	Options or shares equal to 2.0% of the cash received by the company. The number of shares will be calculated using the same price per share actually paid by the investor.

In addition, Mr. Denehy is the holder of a convertible promissory note from the company (the “Denehy Note”) in an original principal amount of $500,000 and that bears an interest rate of 10.0% per annum. In October 2018, the principal and accrued interest on this note (totaling $550,000) plus an additional $165,000 of new cash were combined into a new convertible note with a principal balance of $715,000. The original convertible note with Mr. Denehy and the warrants issued under such note were cancelled as part of this new note. The remaining note bears interest at a rate of 10.0% per annum. Under the Denehy Note, the note will mature and shall be due and payable on November 1, 2023. Mr. Denehy may elect to convert all or a portion of the principal amount of the note into shares of the company at a conversion price of $1.00 per share. The Denehy Note also included warrants for 214,500 shares of common stock with an exercise price of $1.50 per share.

Future Transactions

All future affiliated transactions will be made or entered into on terms that are no less favorable to us than those that can be obtained from an unaffiliated third party. A majority of the independent, disinterested members of our board of directors will approve future affiliated transactions, and we will maintain at least two independent directors on our board of directors to review all material transactions with affiliates.

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14. SECURITIES BEING OFFERED

Our authorized capital stock consists of 100,000,000 shares of common stock, $0.001 par value. As of December 31, 2018, we had 38,476,770 shares of common stock outstanding, including 66,655 shares sold in this Offering. As of August 15, 2019, we have sold an additional 58,480 shares in this Offering.

The following is a summary of the rights of our capital stock as provided in our certificate of incorporation, as amended, and bylaws. For more detailed information, please see our articles of incorporation and bylaws, which have been filed as exhibits to the Offering Statement of which this Offering Circular is a part.

Common Stock

Voting Rights. The holders of the common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the shareholders. Under our amended and restated certificate of incorporation and bylaws, our stockholders will not have cumulative voting rights. Because of this, the holders of a majority of the shares of common stock entitled to vote in any election of directors can elect all of the directors standing for election, if they should so choose.

Dividends. Subject to preferences that may be applicable to any then-outstanding preferred stock (in the event we create preferred stock), holders of common stock are entitled to receive ratably those dividends, if any, as may be declared from time to time by the board of directors out of legally available funds.

Liquidation Rights. In the event of our liquidation, dissolution or winding up, holders of common stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities and the satisfaction of any liquidation preference granted to the holders of any then-outstanding shares of preferred stock that may be created in the future.

Other Rights. Holders of common stock have no preemptive, conversion or subscription rights and there are no redemption or sinking fund provisions applicable to the common stock. The rights, preferences and privileges of the holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may create in the future.

Transfer Agent and Registrar

Computershare is the transfer agent and registrant for our common stock.

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15. FINANCIAL STATEMENTS FOR THE FISCAL YEARS ENDED DECEMBER 31, 2018 AND 2017

The balance sheet of XTI Aircraft Company as of December 31, 2018 and the statements of operations, changes in stockholders' deficit, and cash flows for the year then ended of XTI Aircraft Company have been included in this Offering Statement with the Independent Auditor's Report of Artesian CPA, LLC, independent certified public accountants, and upon the authority of said firm as experts in accounting and auditing.

In addition, the balance sheet of XTI Aircraft Company as of December 31, 2017 and the statements of operations, changes in stockholders' deficit, and cash flows of XTI Aircraft Company for that fiscal year, have been included in this Offering Statement as they were when previously filed with the Independent Auditor's Report of EKS&H LLLP dated April 27, 2018.

Change in Certifying Accountant.

As reflected in our Form 1-K for the fiscal year ended December 31, 2019, filed on May 7, 2018, the company has ended its relationship with EKS&H LLLP as of February 28, 2019, and engaged Artesian CPA, LLC on March 15, 2019 to take over as its principal independent accountant. The company’s Board of Directors approved the change in certifying accountant.

The reports of EKS&H LLLP on the financial statements of the Company for the fiscal years ended December 31, 2017 did not contain any adverse opinion or a disclaimer of opinion, and such report was not qualified or modified as to uncertainty, audit scope or accounting principles, except the audit report for the fiscal years ended December 31, 2017 contained a “going concern” qualification.

During the year ended December 31, 2017, and through the interim period preceding the decision to not reengage EKS&H LLLP, there were no disagreements with EKS&H LLLP on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of EKS&H LLLP, would have caused EKS&H LLLP to make reference to the subject matter of the disagreements in connection with its reports.  Further, there were no “reportable events” as described in Item 304(a)(1)(iv) of Regulation S-K.

Effective March 15, 2019, the company engaged Artesian CPA, LLC to audit its financial statements for the year ended December 31, 2018.  During the company’s two most recent fiscal years ended December 31, 2017, and 2018, and the subsequent interim period prior to engaging Artesian CPA, LLC, neither the company nor anyone on its behalf consulted Artesian CPA, LLC regarding: (i) either the application of accounting principles to a specified transaction, either completed or proposed; (ii) or the type of audit opinion that might be rendered on the company’s financial statements, and either a written report was provided to the company or oral advice was provided that Artesian CPA, LLC concluded was an important factor considered by the company in reaching a decision as to any accounting, auditing or financial reporting issue; or (iii) any matter that was either the subject of a disagreement (as defined in Item 304(a)(1)(iv) and the related Instructions to Item 304 of Regulation S-K of the SEC) or a reportable event described in Item 304(a)(1)(v) thereof.

We have provided EKS&H LLLP with a copy of the disclosure provided here and have advised them to provide us with a letter addressed to the SEC as to whether they agree or disagree with the disclosures made herein.  A copy of their response is included as an exhibit to this offering statement.

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XTI Aircraft Company

Financial Statements

and

Independent Auditor’s Report

December 31, 2018 and 2017

xti aircraft company

To the Board of Directors of

XTI Aircraft Company

Englewood, Colorado

INDEPENDENT AUDITOR’S REPORT

Report on the Financial Statements

We have audited the accompanying financial statements of XTI Aircraft Company (the “Company”) (a Delaware corporation), which comprise the balance sheet as of December 31, 2018, and the related statements of operations, changes in stockholders’ deficit, and cash flows for the year then ended, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatements.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Artesian CPA, LLC

1624 Market Street, Suite 202 | Denver, CO 80202

p: 877.968.3330 f: 720.634.0905

info@ArtesianCPA.com | www.ArtesianCPA.com

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of XTI Aircraft Company as of December 31, 2018, and the results of its operations and its cash flows for the year then ended, in accordance with accounting principles generally accepted in the United States of America.

Emphasis of a Matter

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As described in Note 1 to the financial statements, the Company has not generated revenues or profits since inception, has negative cash flows from operations, has sustained a net loss of $3,798,753 for the year ended December 31, 2018, has an accumulated deficit of $9,100,649 as of December 31, 2018, and has limited liquid assets with $556,847 of cash while having $2,437,764 of current assets as of December 31, 2018. These factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

Other Matter

The accompanying financial statements of XTI Aircraft Company as of December 31, 2017 and for the year then ended were audited by a predecessor auditor. The predecessor auditor issued an unqualified opinion dated April 27, 2018 on the financial statements as of December 31, 2017 and for the year then ended. The predecessor auditor included an emphasis of a matter paragraph in its opinion related to the existence of substantial doubt as to the Company’s ability to continue as a going concern.

/s/ Artesian CPA, LLC

Denver, Colorado
May 6, 2019

Artesian CPA, LLC

1624 Market Street, Suite 202 | Denver, CO 80202

p: 877.968.3330 f: 720.634.0905

info@ArtesianCPA.com | www.ArtesianCPA.com

xti aircraft company

Balance Sheets

	December 31,
	2018	2017
Assets
Current assets:
Cash	$556,847	$436,973
Escrow receivable	86,885	65,503
Total current assets	643,732	502,476

Non-current assets:
Patent, net	197,720	91,940
Trademarks	7,518	7,518
Total non-current assets	205,238	99,458

Total assets	$848,970	$601,934

Liabilities and Stockholders’ Deficit
Current liabilities:
Accounts payable	$432,262	$139,684
Accounts payable - related party	448,909	527,809
Accrued interest	120,502	77,944
Customer deposits	175,000	75,000
Convertible notes - related party, current portion	890,444	1,281,866
Revolving line-of-credit - related party	143,175	180,063
Warrant liability	227,472	150,804
Total current liabilities	2,437,764	2,433,170

Long-term liabilities:
Convertible notes - related party, net of current portion, net of unamortized discount of $348,515 and $0 as of December 31, 2018 and 2017, respectively	916,485	-
Total liabilities	3,354,249	2,433,170

Commitments and contingencies

Stockholders’ deficit:
Common stock, $0.001 par value, 100,000,000 shares authorized at December 31, 2018 and 2017, 38,476,770 and 37,455,017 shares issued and outstanding, respectively	38,477	37,445
Additional paid-in capital	6,556,893	3,433,215
Accumulated deficit	(9,100,649)	(5,301,896)
Total stockholders’ deficit	(2,505,279)	(1,831,236)

Total liabilities and stockholders’ deficit	$848,970	$601,934

See Independent Auditor’s Report and notes to financial statements.

xti aircraft company

Statements of Operations

	For the Years Ended
	December 31,
	2018	2017
Operating expenses:
Conceptual design	$764,944	$635,692
Sales and marketing	42,334	327,546
General and administrative	1,713,100	2,197,250
Total operating expenses	2,520,378	3,160,488

Operating loss	(2,520,378)	(3,160,488)

Other expense:
Change in value of warrant	(41,347)	25,899
Interest Expense	(93,801)	(40,102)
Interest Expense – beneficial conversion feature	(1,080,631)	-
Interest expense – discount accretion	(62,596)	(18,145)
Total other expense	(1,278,375)	(32,348)

Net loss	$(3,798,753)	$(3,192,836)

Weighted average common shares outstanding during the year	38,092,290	37,445,017
Net loss per common share – basic and diluted	$(0.10)	$(0.09)

See Independent Auditor’s Report and notes to financial statements.

xti aircraft company

Statements of Changes in Stockholders’ Deficit

For the Years Ended December 31, 2018 and 2017

	Common Stock		Additional	Accumulated	Total Stockholders'
	Shares	Amount	Paid-In Capital	Deficit	Deficit
Balance at December 31, 2016	36,428,839	$36,429	$678,270	$(2,109,060)	$(1,394,361)

Issuance of shares through Reg A offering	378,178	378	377,800	-	378,178

Issuance of shares for compensation	513,000	513	512,487	-	513,000

Issuance of common stock	125,000	125	124,875	-	125,000

Stock-based compensation - options	-	-	1,678,301	-	1,678,301

Warrants issued with convertible debt	-	-	126,723	-	126,723

Offering costs	-	-	(65,241)	-	(65,241)

Net loss	-	-	-	(3,192,836)	(3,192,836)

Balance at December 31, 2017	37,445,017	$37,445	$3,433,215	$(5,301,896)	$(1,831,236)

Issuance of shares through Reg A offering ($1.00)	319,863	320	319,543	-	319,863

Issuance of shares through Reg A offering ($1.50)	66,655	67	99,916	-	99,983

Issuance of shares for compensation	313,335	313	359,690	-	360,003

Issuance of common stock	331,900	332	320,342	-	320,674

Stock-based compensation - options	-	-	558,505	-	558,505

Stock-based compensation - warrants	-	-	198,720	-	198,720

Warrants issued with share issuance	-	-	11,226	-	11,226

Warrants issued with convertible debt	-	-	302,533	-	302,533

Beneficial conversion feature on convertible debt	-	-	1,080,631	-	1,080,631

Offering costs	-	-	(127,428)	-	(127,428)

Net loss	-	-	-	(3,798,753)	(3,798,753)

Balance at December 31, 2018	38,476,770	$38,477	$6,556,893	$(9,100,649)	$(2,505,279)

See Independent Auditor’s Report and notes to financial statements.

XTI AIRCRAFT COMPANY

Statements of Cash Flows

	For the Years Ended
	December 31,
	2018	2017
Cash flows from operating activities
Net loss	$(3,798,753)	$(3,192,836)
Adjustments to reconcile net loss to net cash used in operating activities:
Amortization of intangible assets	14,635	4,805
Accretion of debt discount to interest expense	62,596	18,145
Change in fair value of warrant liability	41,347	(25,899)
Stock issuance for compensation	360,003	513,000
Stock compensation expense	558,505	1,678,301
Warrant compensation expense	198,720	-
Amortization of convertible note beneficial conversion feature	1,080,631	-
Changes in operating assets and liabilities:
Deposits	-	67,560
Prepaids	-	18,293
Accounts payable	292,579	68,472
Accounts payable - related party	(78,900)	47,028
Customer deposits	100,000	75,000
Accrued interest	92,558	40,101
Net cash used in operating activities	(1,076,079)	(688,030)

Cash flows from investing activities
Patent issuance costs	(120,416)	(20,000)
Net cash provided by investing activities	(120,416)	(20,000)

Cash flows from financing activities
Proceeds from convertible notes	715,000	530,000
Proceeds from Reg A offering, net	327,739	353,196
Proceeds held in escrow	(21,382)	(6,229)
Borrowings on revolving line-of-credit	-	101,533
Payments on revolving line-of-credit	(36,888)	(25,823)
Proceeds from issuance of common stock	331,900	125,000
Net cash provided by financing activities	1,316,369	1,077,677

Net increase in cash	119,874	369,647

Cash - beginning of period	436,973	67,326
Cash - end of period	$556,847	$436,973

Supplemental Disclosure of Non-Cash Financing Activities:
Warrants issued as broker compensation	$35,322	$176,703
Conversion of accrued interest to convertible note payable	$50,000	$-
Warrants issued with common stock	$11,226	$-
Warrants issued with convertible notes	$302,533	$126,723

No cash for interest or income taxes was paid during the years ended December 31, 2018 and 2017.

See Independent Auditor’s Report and notes to financial statements.

xti aircraft company

Notes to Financial Statements

As of December 31, 2018 and 2017 and for the years then ended

Note 1 - Description of Business and Significant Accounting Policies

XTI Aircraft Company (the “Company,” “XTI,” or “we”) is a privately owned aviation business incorporated in Delaware in 2009 to develop vertical takeoff airplanes. XTI is an early-stage aircraft manufacturer that is creating a revolutionary solution for the business aviation industry. Once developed, this vertical takeoff airplane, the TriFan, will offer point-to-point travel to reduce total travel time by decreasing time spent driving to and from an airport before enjoying the benefits of a private jet.

Since inception, the Company has been engaged primarily in developing the design and engineering concepts for the TriFan and seeking funds from investors to fund that development.

Going Concern and Management’s Plans

The accompanying financial statements have been prepared on a going-concern basis, which contemplates the realization of assets and liquidation of liabilities in the ordinary course of business. As of December 31, 2018, the Company has cash totaling $556,847, current liabilities totaling $2,437,764, and inception-to-date losses totaling $9,100,649, raising substantial doubt about the Company’s ability to continue as a going concern.

In order for the Company to continue as a going concern, management’s plan is to expand its financing plans to include potential additional closings under Regulations A offerings. Nonetheless, to date the Company has not accomplished a financing of the size needed to put the Company on a stable operating basis. There can be no assurance that the Company will be able to secure additional debt or equity financing, will be able to obtain positive cash flow operations, or that, if the Company is successful in any of those actions, those actions will produce adequate cash flow to enable the Company to meet future obligations. If the Company is unable to obtain additional debt or equity financing, operations may need to be reduced or ceased. The inability or failure to secure adequate debt or equity financing could adversely affect the Company’s business, financial condition, and results of operations.

Cash

The Company holds cash in checking accounts. The Company continually monitors its positions with, and the credit quality of, the financial institutions with which it holds cash. The Company had $300,703 and $0 of cash in excess of FDIC insured balances as of December 31, 2018 and 2017, respectively.

Intangible Assets

Intangible assets are recorded at historical cost. These assets are related to legal costs incurred in pursuing patents and trademarks to protect the Company’s intellectual property. If the Company determines it will abandon these efforts, or if the United States Patent and Trademark Office indicates the patents or trademarks will not be accepted, all capitalized cost would be expensed immediately. The Company amortizes patents over a 15-year life once awarded. As of December 31, 2018 and 2017, costs totaling $227,046 and $106,630 associated with patents and trademarks had been recorded, respectively. Amortization expense of $14,635 and $4,805 has been recorded for the years ended December 31, 2018 and 2017, respectively.

xti aircraft company

Notes to Financial Statements

As of December 31, 2018 and 2017 and for the years then ended

Conceptual Design Costs

Conceptual design costs, also referred to as research and development costs, of the Company are expensed as incurred. These costs relate to the design and creation of the TriFan. For the years ended December 31, 2018 and 2017, the Company incurred conceptual design cost expenses of $764,944 and $635,692, respectively.

Advertising and Promotion

The cost of advertising and promotion is expensed as incurred. For the years ended December 31, 2018 and 2017, the Company incurred advertising and promotion expenses of $42,334 and $327,546, respectively. As of December 31, 2018 and 2017, the Company had no accrued advertising expense recorded as liabilities in the accompanying balance sheets.

Income Taxes

The Company converted from an S corporation for tax purposes to a C corporation effective September 26, 2016. The Company follows guidance for income taxes and uncertain tax positions. Deferred income taxes are provided for the differences between the bases of assets and liabilities for financial reporting and income tax purposes. Tax positions meeting the more-likely-than-not recognition threshold are measured in accordance with accounting guidance. A valuation allowance is established when necessary to reduce deferred tax assets to the amount expected to be realized.

Interest and penalties associated with tax positions are recorded in the period assessed as general and administrative expenses. However, no interest or penalties have been assessed as of December 31, 2018.

Use of Estimates

The preparation of financial statements in accordance with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

Long-Lived Assets

Long-lived assets principally include intangible assets. The Company evaluates long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying value of the asset may not be recoverable.

An impairment is measured by comparing expected future cash flows (undiscounted and before interest) to the carrying value of the assets. If impairment exists, the amount of impairment is measured as the difference between the net book value of the assets and their estimated fair value. The Company believes that no impairment of any long-lived assets existed at December 31, 2018 and 2017.

xti aircraft company

Notes to Financial Statements

As of December 31, 2018 and 2017 and for the years then ended

Convertible Instruments

U.S. GAAP requires companies to bifurcate conversion options from their host instruments and account for them as free standing derivative financial instruments according to certain criteria. The criteria include circumstances in which (a) the economic characteristics and risks of the embedded derivative instrument are not clearly and closely related to the economic characteristics and risks of the host contract, (b) the hybrid instrument that embodies both the embedded derivative instrument and the host contract is not re-measured at fair value under otherwise applicable generally accepted accounting principles with changes in fair value reported in earnings as they occur and (c) a separate instrument with the same terms as the embedded derivative instrument would be considered a derivative instrument. An exception to this rule is when the host instrument is deemed to be conventional as that term is described under applicable U.S. GAAP.

When the Company has determined that the embedded conversion options should not be bifurcated from their host instruments, the Company records, when necessary, discounts to convertible notes for the intrinsic value of conversion options embedded in debt instruments based upon the differences between the fair value of the underlying common stock at the commitment date of the note transaction and the effective conversion price embedded in the note.  Debt discounts under these arrangements are amortized over the term of the related debt to their stated date of redemption.

Convertible Warrant Liabilities and Common Stock Warrants

Freestanding warrants to purchase shares of the Company’s common stock are classified as liabilities on the balance sheets at their estimated fair value when the warrant holder has the option to elect to receive cash value for the warrants and, therefore, may obligate the Company to transfer assets at some point in the future. Such common stock warrants are recorded at fair value upon issuance and are subject to remeasurement to their respective estimated fair values. At the end of each reporting period, changes in the estimated fair value of such common stock warrants are recorded in the statements of operations. The Company will continue to adjust the liability associated with the liability classified common stock warrants for changes in the estimated fair value until the earlier of the exercise or expiration of the common stock warrants.

The Company issued common stock warrants in connection with the execution of certain debt financings during the years ended December 31, 2018 and 2017 and in exchange for professional services rendered to the Company. Common stock warrants that are not considered derivative liabilities are accounted for at fair value at the date of issuance in additional paid-in capital. The fair value of these common stock warrants is determined using the Black-Scholes option-pricing model.

Stock-Based Compensation

The Company accounts for stock-based compensation in accordance with ASC 718, Compensation - Stock Compensation.  Under the fair value recognition provisions of ASC 718, stock-based compensation cost is measured at the grant date based on the fair value of the award and is recognized as expense ratably over the requisite service period, which is generally the option vesting period.  The Company uses the Black-Scholes option pricing model to determine the fair value of stock options.

xti aircraft company

Notes to Financial Statements

As of December 31, 2018 and 2017 and for the years then ended

The Company measures compensation expense for its non-employee stock-based compensation under ASC 505, Equity. The fair value of the option issued or committed to be issued is used to measure the transaction, as this is more reliable than the fair value of the services received. The fair value is measured at the value of the Company’s common stock or stock award on the date that the commitment for performance by the counterparty has been reached or the counterparty’s performance is complete. The fair value of the equity instrument is charged directly to stock-based compensation expense and credited to additional paid-in capital.

The assumptions used in calculating the fair value of stock-based awards represent management’s best estimates and involve inherent uncertainties and the application of management’s judgment. As a result, if factors change and management uses different assumptions, stock-based compensation expense could be materially different for future awards.

The expected life of stock options was estimated using the “simplified method,” as the Company has limited historical information to develop reasonable expectations about future exercise patterns and employment duration for its stock options grants. The simplified method is based on the average of the vesting tranches and the contractual life of each grant. For stock price volatility, the Company uses comparable public companies as a basis for its expected volatility to calculate the fair value of options grants. The risk-free interest rate is based on U.S. Treasury notes with a term approximating the expected life of the option. The estimation of the number of stock awards that will ultimately vest requires judgment, and to the extent actual results or updated estimates differ from the Company’s current estimates, such amounts are recognized as an adjustment in the period in which estimates are revised.

Beneficial Conversion Feature

From time to time, the Company may issue convertible notes that may have conversion prices that create an embedded beneficial conversion feature pursuant to FASB ASC Subtopic 470-20, Debt with Conversion and Other Options. A beneficial conversion feature (“BCF”) exists on the date a convertible note is issued when the fair value of the underlying common stock to which the note is convertible is in excess of the conversion price. In accordance with this guidance, the intrinsic value of the BCF is recorded as a debt discount with a corresponding amount to additional paid-in capital. The debt discount is amortized to interest expense over the life of the note using the effective interest method.

Net Loss per Share

Net earnings or loss per share is computed by dividing net income or loss by the weighted-average number of common shares outstanding during the period, excluding shares subject to redemption or forfeiture. The Company presents basic and diluted net earnings or loss per share.  Diluted net earnings or loss per share reflect the actual weighted average of common shares issued and outstanding during the period, adjusted for potentially dilutive securities outstanding. Potentially dilutive securities are excluded from the computation of the diluted net loss per share if their inclusion would be anti-dilutive. As the Company is in a net loss position as of December 31, 2018 and 2017, all dilutive items are anti-dilutive and therefore basic net loss per share equals diluted net loss per share. Potentially dilutive items outstanding as of December 31, 2018 and 2017 include stock options (Note 4), warrants (Note 5), and convertible notes (Note 3).

xti aircraft company

Notes to Financial Statements

As of December 31, 2018 and 2017 and for the years then ended

Customer Deposits

The Company periodically enters into aircraft reservation agreements that include a deposit placed by a potential customer. The deposits serve to prioritize orders when the aircraft becomes available for delivery. Customers making deposits are not obligated to purchase aircraft until they execute a definitive purchase agreement. Customers may request return of their deposit any time up until the execution of a purchase agreement. The Company records such advance deposits as a liability and defers the related revenue recognition until delivery of an aircraft occurs, if any.

Reclassifications of Prior Year Balances

Certain balances were reclassified from prior year presentation to conform to current year presentation. These changes did not have a material impact to these financial statements.

Note 2 – Revolving Line-of-Credit – Related Party

On January 1, 2016, the Company entered into a revolving line-of-credit with a stockholder of the Company, which allowed the Company to borrow up to $250,000. Under terms of the agreement, balances drawn on the revolving line-of-credit bear interest of 3% annually. The revolving line-of-credit has a maturity date of January 1, 2020 and through the date the financials were available to be issued has not been repaid by the Company. As of December 31, 2018 and 2017, the balance on the revolving line-of-credit was $143,175 and $180,063, respectively. Interest expense on this line of credit for the years ended December 31, 2018 and 2017 was $4,029 and $3,450, respectively. As of December 31, 2018 and 2017, accrued interest payable on the line of credit was $11,167 and $7,138, respectively.

Note 3 – Convertible Notes – Related Party

In August 2015, the Company entered into a convertible note agreement with a stockholder. The convertible note has a principal amount of $763,176 and accrues interest at a rate of 3% per annum, provided that on and after the maturity dates (noted below) interest shall accrue from and after such date on the unpaid principal and all accrued but unpaid interest of the note at a rate of 10% per annum. The convertible note matures upon the Company securing different levels of investment from third parties as follows:

•	$250,000 matures once the Company receives at least $5.0 million in total from investors;

•	$250,000 matures once the Company receives at least $10.0 million in total from investors; and

•	$263,176 matures once the Company receives at least $15.0 million in total from investors.

xti aircraft company

Notes to Financial Statements

As of December 31, 2018 and 2017 and for the years then ended

The stockholder has the right to receive repayment of the note upon maturity in either cash or in shares of common stock of the Company. The terms of the conversion state that the shares to be issued to the stockholder upon a conversion shall be equal to the value of shares based on a $35 million pre-money valuation of the Company. The conversion may occur at any time on or before the third maturity date noted above. The stockholder, at his option, may cause all or any portion of the unpaid principal and any accrued but unpaid interest to be converted into common stock of the Company. As of December 31, 2018 and 2017, the outstanding balance was $763,176. Interest expense on this obligation for the years ended December 31, 2018 and 2017 was $22,895 and $22,895, respectively. As of December 31, 2018 and 2017, accrued interest payable on this obligation was $77,644 and $55,330, respectively.

During 2015, the Company entered into a convertible note with a consultant and Board member of the Company. The note has a principal amount of $97,268 and bears interest at a rate of 3.0% per annum. The holder of this note may demand repayment of the note at any time and has the option to receive repayment of the note in either cash or in shares of common stock of the Company based on the fair market value of the Company’s common stock on the date of the conversion. As of December 31, 2018 and 2017, the outstanding balance was $97,268. Interest expense on this obligation for the years ended December 31, 2018 and 2017 was $2,918 and $2,918, respectively. As of December 31, 2018 and 2017, accrued interest payable on this obligation was $8,754 and $5,836, respectively.

During 2017, the Company entered into a convertible note with a consultant and Board member of the Company. The note has a principal amount of $500,000 and accrues interest at a rate of 10.0% per annum, provided that on and after the maturity date of November 2023 interest shall accrue from and after such date on the unpaid principal and all accrued but unpaid interest of the note at a rate of 12.0% per annum. In October 2018, the principal and accrued interest on this note (totaling $550,000) plus an additional $165,000 of new cash were combined into a new convertible note with a principal balance of $715,000. The original convertible note was cancelled as part of this new note. The remaining note bears interest at a rate of 10.0% per annum. Interest expense on this obligation for the years ended December 31, 2018 and 2017 was $51,792 and $8,470, respectively. As of December 31, 2018 and 2017, accrued interest payable on this obligation was $10,262 and $8,470, respectively. This convertible note is presented on the balance sheet net of unamortized discounts of $139,522 related to warrants issued in conjunction with this convertible note (see Note 5), for a net carrying balance of $575,478 as of December 31, 2018.

The holder of this note has the right to receive repayment of the note upon maturity in either cash or in shares of common stock of the Company at a value of $1.00 per share. The conversion may occur at any time on or before November 1, 2023. On the date of issuance, the Company was actively selling shares of its common stock at $1.50 per share. Thus, the Company determined there was a beneficial conversion feature on the date of the issuance. The Company recorded a discount of $579,851 related to the beneficial conversion feature. This amount was fully amortized to interest expense during 2018 because the note is immediately convertible into common stock.

During 2017, the Company entered into a convertible note with a consultant and stockholder of the Company. The note has a principal amount of $30,000 and accrues interest at a rate of 10.0% per annum, provided that on and after the maturity dates (noted below) interest shall accrue from and after such date on the unpaid principal and all accrued but unpaid interest of the note at a rate of 12.0% per annum. The principal balance outstanding on this obligation was $30,000 as of both December 31, 2018 and 2017. Interest expense on this obligation for the years ended December 31, 2018 and 2017 was $3,000 and $508, respectively. As of December 31, 2018 and 2017, accrued interest payable on this obligation was $3,508 and $508, respectively.

xti aircraft company

Notes to Financial Statements

As of December 31, 2018 and 2017 and for the years then ended

The holder of this note has the right to receive repayment of the note upon maturity in either cash or in shares of common stock of the Company at a value of $1.00 per share. The conversion may occur at any time on or before the maturity date noted below.

The convertible note matures upon the earlier of:

•	60 days after the Company flies its first prototype of the TriFan 600; or

•	December 31, 2018

During 2018, the Company entered into a convertible note with a consultant of the Company. The note has a principal amount of $550,000 and accrues interest at a rate of 10.0% per annum, provided that on and after the maturity date (noted below) interest shall accrue from and after such date on the unpaid principal and all accrued but unpaid interest of the note at a rate of 12.0% per annum. The principal balance outstanding as of December 31, 2018 was $550,000. Interest expense on this obligation for the year ended December 31, 2018 was $9,167. As of December 31, 2018, accrued interest payable on this obligation was $9,167. This convertible note is presented on the balance sheet net of unamortized discounts of $208,993 related to warrants issued in conjunction with this convertible note (see Note 5), for a net carrying balance of $341,007 as of December 31, 2018.

The holder of this note has the right to receive repayment of the note upon maturity in either cash or in shares of common stock of the Company at a value of $1.00 per share. The conversion may occur at any time on or before November 1, 2023. On the date of issuance, the Company was actively selling shares of its common stock at $1.50 per share. Thus, the Company determined there was a beneficial conversion feature on the date of the issuance. The Company recorded a discount of $500,780 related to the beneficial conversion feature. This amount was fully amortized to interest expense during 2018 because the note is immediately convertible into common stock.

•	60 days after the Company flies its first prototype of the TriFan 600; or

•	November 1, 2023

Note 4 – Stockholders’ Deficit

The Company has authorized 100,000,000 shares of $0.001 par value common stock.

In 2017, in conjunction with the initial close under its Reg A filing the Company issued 138,667 warrants to a service provider to purchase common stock with an exercise price of $1.00 per warrant. The warrants are exercisable for a period of 10 years. The Company considered accounting guidance and determined that the warrants are liability classified. The fair value of the warrants was determined to be $136,444, with the remaining $328,482 net proceeds from the Reg A filing allocated to equity. The warrant liability will be re-measured at fair value each reporting period. The settlement of the warrant liability will occur once all the warrants have either been exercised or expire and will not require the Company to pay cash. See Note 7 for discussion of fair value.

xti aircraft company

Notes to Financial Statements

As of December 31, 2018 and 2017 and for the years then ended

During 2017, the Company completed closings under its Reg A Filing and sold 378,178 shares of common stock at a value of $1.00 per share for gross proceeds of $378,178 to 452 different individual investors. As of December 31, 2017, proceeds of $65,503 were held in escrow and recorded as an asset on the balance sheet. Offering costs totaling $25,482 have been netted against the gross proceeds received during 2017.

The Company issued 50,500 additional warrants to the same service provider during 2017. The Company considered accounting guidance and determined that the warrants are liability classified. The fair value of the warrants was determined to be $40,259, with the remaining $312,937 net proceeds from the Reg A filing allocated to equity. The warrant liability will be re-measured at fair value each reporting period. The settlement of the warrant liability will occur once all the warrants have either been exercised or expire and will not require the Company to pay cash. See Note 7 for discussion of fair value.

During 2018, the Company completed additional closings under its Reg A Filing and sold 319,863 shares of common stock at a value of $1.00 per share for gross proceeds of $319,863 to 180 different individual investors. As of December 31, 2018, proceeds of $7,650 were held in escrow and recorded as an asset on the balance sheet. This offering was closed in July 2018.

The Company issued 27,500 additional warrants to the same service provider during 2018 with an exercise price of $1.00 per share. The warrants are exercisable upon the date of grant through the contractual term of 10 years. The Company considered accounting guidance and determined that the warrants are liability classified. The fair value of the warrants was determined to be $30,960, with the remaining net proceeds from the Reg A filing allocated to equity. The warrant liability will be re-measured at fair value each reporting period. The settlement of the warrant liability will occur once all the warrants have either been exercised or expire and will not require the Company to pay cash. See Note 7 for discussion of fair value.

On September 19, 2018, the Company initiated a new Reg A filing that offered shares for sale at a value of $1.50 per share. During 2018, the Company completed closings under this Reg A filing and sold 66,655 shares of common stock at a value of $1.50 per share for gross proceeds of $99,983 to 38 individual investors. As of December 31, 2018, proceeds of $79,235 were held in escrow and recorded as an asset on the balance sheet.

The Company issued 4,222 additional warrants to the same service provider during 2018 with an exercise price of $1.50 per share. The warrants are exercisable upon the date of grant through the contractual term of 5 years. The Company considered accounting guidance and determined that the warrants are liability classified. The fair value of the warrants was determined to be $4,362 with the remaining net proceeds from the Reg A filing allocated to equity. The warrant liability will be re-measured at fair value each reporting period. The settlement of the warrant liability will occur once all the warrants have either been exercised or expire and will not require the Company to pay cash. See Note 7 for discussion of fair value.

Offering costs totaling $92,107 from both offerings have been netted against the gross proceeds received during 2018.

xti aircraft company

Notes to Financial Statements

As of December 31, 2018 and 2017 and for the years then ended

During 2018, the Company issued 313,335 shares of common stock to various service providers in exchange for services performed for the Company. These shares were valued by the Company at the common stock offering price in its Regulation A offerings live at the time of each issuance, ranging from $1.00 to $1.50 per share. Total compensation expense recorded for the year ended December 31, 2018 under these arrangements was $360,003.

During 2018, the Company issued 331,900 shares of common stock at $1.00 per share for gross proceeds of $331,900. Two of these issuances included warrants to purchase a total of 105,000 shares of common stock at an exercise price of $1.00 per share. The warrants are exercisable upon the date of grant through the contractual term of 1 year. The Company considered accounting guidance and determined that the warrants are equity classified. The fair value of the warrants was determined to be $11,226, which was netted from the gross proceeds in recording these stock issuances to additional paid-in capital.

Stock Option Plan

During 2017 the Company adopted the 2017 Employee and Consultant Stock Ownership Plan (“2017 Plan”). The Company may issue awards up to a maximum of 6,000,000 common shares in the form of restricted stock units and stock options to employees, directors, and consultants.

On October 21, 2017 the Company issued 2,230,954 stock options to consultants. Each option was fully vested on the date of grant with an exercise price of $1.00 and expire 10 years from the date of grant. The Company valued the stock options using the Black-Scholes model with the following assumptions: stock price - $1.00; exercise price - $1.00; expected term - 5 years; volatility - 100.6%; risk free yield - 2.03%; dividend rate - 0%. The grant date fair value for the options was $1,678,301 which was recorded as stock-based compensation for the year ended December 31, 2017.

During 2018, the Company issued 762,346 stock options to consultants. Each option was fully vested on the date of grant with exercise prices ranging between $1.00 to $1.50. Each option grant expires 10 years from the date of grant. The Company valued the stock options using the Black-Scholes model with the following assumptions: expected term - 5 years; volatility – 86.5%; risk free yield between 2.69% and 3.14% (depending on the date of grant); dividend rate - 0%; stock price of $1.00 or $1.50 (based on the price per share available to the public through the applicable Reg A offering); exercise price of either $1.00 or $1.50. The grant date fair value for the options was $558,508 which was recorded as stock-based compensation for the year ended December 31, 2018. The weighted average Black-Scholes fair value and exercise price of stock options issued in 2018 was $0.73 and $1.10 per share, respectively.

As of December 31, 2018, there were 2,993,300 stock options outstanding and exercisable with a weighted average exercise price of $1.02 per share. The weighted average duration to expiration of outstanding options as of December 31, 2018 was 8.9 years. There is no unrecognized compensation expense as of December 31, 2018 as all outstanding options are fully vested.

xti aircraft company

Notes to Financial Statements

As of December 31, 2018 and 2017 and for the years then ended

Note 5 – Warrants

The following table summarizes the status of the Company’s common stock warrants at December 31, 2018 and 2017 and changes during the years then ended:

Common stock Warrants	Number of Underlying Shares	Weighted Average Exercise Price per Share
Outstanding – December 31, 2016	141,167	$1.00
Granted	209,500	$1.00
Outstanding – December 31, 2017	350,667	$1.00
Cancelled	(150,000)	$1.00
Granted	711,222	$1.00
Outstanding – December 31, 2018	911,889	$1.00

In conjunction with the 2017 convertible notes – related party (Note 3) the Company issued warrants for the purchase of a total of 159,000 shares of common stock at an exercise price of $1.00. The warrants are exercisable upon the date of grant through the contractual term of 10 years. The Company evaluated the warrants determining the warrants are equity classified. Using the Black-Scholes model, the Company determined the grant-date fair value of the warrants was $126,723 which has been recorded as a debt discount and additional paid-in-capital. The debt discount was being accreted to interest expense through the maturity date of December 31, 2018 or 60 days after the Company flies its first prototype of the TriFan 600. In conjunction with the 2018 convertible notes – related party (Note 3) the Company cancelled 150,000 warrants previously issued with an exercise price of $1.00 and issued new 214,500 new warrants with an exercise price of $1.50. The warrants are exercisable upon the date of grant through the contractual term of 5 years. The Company evaluated the warrants determining the warrants are equity classified. Using the Black-Scholes model, the Company determined the net grant-date fair value of the warrants was $86,333, which has been recorded as a debt discount and additional paid-in-capital. The debt discounts are being accreted to interest expense through the maturity date of November 1, 2023. For the years ended December 31, 2018 and 2017 the Company accreted $55,389 and $18,145, respectively, of these debt discounts to interest expense.

In conjunction with the 2018 convertible notes – related party (Note 3) from a new investor, the Company issued warrants for the purchase of a total of 100,000 shares of common stock at an exercise price of $1.00 and 100,000 shares of common stock at an exercise price of $1.50. The warrants are exercisable upon the date of grant through the contractual term of 10 years. The Company evaluated the warrants determining the warrants are equity classified. Using the Black-Scholes model, the Company determined the grant-date fair value of the warrants was $216,200, which has been recorded as a debt discount and additional paid-in-capital. The debt discount is being accreted to interest expense through the maturity date of November 1, 2023 or 60 days after the Company flies its first prototype of the TriFan 600. For the year ended December 31, 2018 the Company accreted $7,207 of the debt discount to interest expense.

During 2018, the Company issued a service provider warrants for 160,000 shares of common stock at an exercise price of $0.01 per share. The warrants are exercisable upon the date of grant through the contractual term of 10 years. The Company evaluated the warrants determining the warrants are equity classified. Using the Black-Scholes model, the Company determined the grant-date fair value of the warrants was $198,720, which has been recorded to operating expenses and additional paid-in capital.

See discussions of additional warrant issuances in conjunction with stock issuances during 2018 discussed in Note 4.

xti aircraft company

Notes to Financial Statements

As of December 31, 2018 and 2017 and for the years then ended

Warrants granted during 2018 were valued using the following Black-Scholes pricing model inputs:

2018
Risk Free Interest Rate	2.47% - 2.96%
Expected Dividend Yield	0.00%
Expected Volatility	86.50%
Expected Life (years)	0.50 - 5.0
Fair Value per Warrant	$0.70 - $1.49

Note 6 - Related Party Transactions

See Notes 2 and 3 for disclosure of related party revolving line-of-credit and convertible notes.

The Company conducts business with a vendor that is owned by one of the Company’s officers and stockholders and currently provides the Company with consulting CFO work. For the years ended December 31, 2018 and 2017, the Company paid this vendor $37,482 and $29,370, respectively. The Company owed this vendor $34,500 and $46,000 as of December 31, 2018 and 2017, respectively.

The Company conducts business with a consultant that is one of the Company’s officers and currently provides the Company with CEO services. For the years ended December 31, 2018 and 2017, the Company paid this vendor $288,131 and $227,442, respectively. The Company owed this vendor $100,974 and $75,447 as of December 31, 2018 and 2017, respectively.

The Company conducts business with a number of vendors and consultants that hold common stock, options and / or warrants in the Company that provide various services in the normal course of operations. The Company owed these vendors $313,435 and $248,184 as of December 31, 2018 and 2017, respectively.

Note 7 – Fair Value Measurements

Financial assets and liabilities and nonfinancial assets and liabilities are measured at fair value on a recurring (annual) basis under a framework of a fair value hierarchy which prioritizes the inputs into valuation techniques used to measure fair value into three broad levels.  This hierarchy gives the highest priority to quoted prices (unadjusted) in active markets and the lowest priority to unobservable inputs.  Further, financial assets and liabilities should be classified by level in their entirety based upon the lowest level of input that was significant to the fair value measurement.  The three levels of the fair value hierarchy are as follows:

Level 1:  Unadjusted quoted market prices in active markets for identical assets or liabilities that are accessible at the measurement date.

Level 2:  Quoted prices in inactive markets for identical assets or liabilities, quoted prices for similar assets or liabilities in active markets, or other observable inputs either directly related to the asset or liability or derived principally from corroborated observable market data.

Level 3:  Unobservable inputs due to the fact that there is little or no market activity. This entails using assumptions in models which estimate what market participants would use in pricing the asset or liability.

xti aircraft company

Notes to Financial Statements

As of December 31, 2018 and 2017 and for the years then ended

Recurring Fair Value Measurements

The following table summarizes the Company’s financial assets and liabilities measured on a recurring basis at fair value at December 31, 2018 by respective level of the fair value hierarchy:

	Level 1	Level 2	Level 3	Total
At December 31, 2018:
Liabilities:
Warrant liability	$-	$227,472	$-	$227,472
	$-	$227,472	$-	$227,472
At December 31, 2017:
Liabilities:
Warrant liability	$-	$150,804	$-	$150,804
	$-	$150,804	$-	$150,804

There were no financial assets and liabilities measured on a non-recurring basis as of December 31, 2018 or December 31, 2017.

The warrants were valued at the time of grant using the Black-Scholes model. Key assumptions include a 10-year term, volatility of 86.5%, and no expected dividends.

Note 8 - Commitments and Contingencies

Consulting Agreements

On July 8, 2015, the Company entered into an agreement with a third-party consultant for services relating to operating a web-based platform for prospective investors. The compensation is an administrative fee equal to $50 per investor. The agreement had an original effective date until July 8, 2016 and was subsequently extended to August 31, 2017 and later extended again to December 31, 2018. For the years ended December 31, 2018 and 2017, the Company paid this consultant $9,400 and $11,450, respectively. No amounts were owed as of December 31, 2018 and 2017 to this consultant.

xti aircraft company

Notes to Financial Statements

As of December 31, 2018 and 2017 and for the years then ended

During 2018, the Company entered into an agreement with this same vendor for its new Reg A filing. The fees charged under this new agreement included $25,000 for the build and creation of the Company’s campaign page, an administrative fee equal to $50 per investor and warrants based on the number of investors that ultimately invest. The Company paid this consultant $5,800 during 2018. The Company owed this vendor $25,605 as of December 31, 2018.

During 2015, the Company engaged a broker-dealer consultant to perform administrative functions in connection with the 1-A Offering in addition to acting as the escrow agent. Compensation for this consultant is $2 per domestic investor for the anti-money-laundering check and a fee equal to 1.0% of the gross proceeds from the sale of the shares offered. If the Company elects to terminate the 1-A Offering prior to its completion, the Company has agreed to reimburse the consultant for its out-of-pocket expenses incurred in connection with the services provided under the agreement. Additionally, the Company will pay $225 for account set-up and $25 per month for so long as the 1-A Offering is being conducted, but in no event longer than two years ($600 in total fees), and up to $15 per investor for processing incoming funds. The Company will pay an affiliated company of the consultant, a technology service provider, $4 for each subscription agreement executed via electronic signature. The agreement originally terminated on January 21, 2017 but was amended to include a new termination date of December 31, 2018.

During 2018, the Company entered into an agreement with this same vendor for its new Reg A filing. The fees charged under this new agreement included $5 per domestic investor for the anti-money-laundering check and a fee equal to 0.5% of the gross proceeds from the sale of the shares offered. If the Company elects to terminate the offering prior to its completion, the Company has agreed to reimburse the consultant for its out-of-pocket expenses incurred in connection with the services provided under the agreement. Additionally, the Company will pay $500 for account set-up and $35 per month for so long as the offering is being conducted, but in no event longer than one year ($420 in total fees), and up to $15 per investor for processing incoming funds. The Company will pay an affiliated company of the consultant, a technology service provider, $3 for each subscription agreement executed via electronic signature. The agreement remains effective for as long as the offering remains open and active.

Litigation

On January 11, 2018, a lawsuit was filed against the Company seeking to recover more than $222,000 in fees for alleged breach of contract related to engineering work performed by the plaintiff, a related party. On March 6, 2018, the Company filed counterclaims seeking more than $100,000 for breach of contract and breach of fiduciary duty for failure to perform engineering work the plaintiff agreed to perform and refusal to return intellectual property and work product to the Company. The Company has included in accounts payable – related party $141,000 in engineering services related to this case. The Company reached a settlement agreement in April 2019 that resolved these claims. The Company agreed to pay $210,000 in exchange for full settlement of the claims and the relinquishment of certain common stock owned by a principal of the plaintiff.

xti aircraft company

Notes to Financial Statements

As of December 31, 2018 and 2017 and for the years then ended

Note 9 – Income Taxes

The Company uses the liability method of accounting for income taxes as set forth in ASC 740, Income Taxes.  Under the liability method, deferred taxes are determined based on the temporary differences between the financial statement and tax basis of assets and liabilities using tax rates expected to be in effect during the years in which the basis differences reverse.  A valuation allowance is recorded when it is unlikely that the deferred tax assets will be realized.

The income tax provision from operations consists of the following:

	December 31,
	2018	2017
Current
Federal	$-	$-
State	-	-
	$-	$-
Deferred
Federal	$(532,283)	$(550,157)
State	(92,711)	(121,668)
Valuation allowance	624,994	671,825
	$-	$-

A reconciliation between the expected federal income tax rate and the actual tax rate is as follows:

	December 31,
	2018	2017
Computed income taxes at 21% and 21%	$(797,738)	$(1,117,493)

Increase in income taxes resulting from:
State and local income taxes, net of federal impact	(138,947)	(97,701)
Change in valuation allowance	624,994	671,825
Change in tax rate	-	540,467
Non-deductibles and other	311,691	2,902
Provision for income taxes	-	-

A summary of deferred tax assets and liabilities are as follows:

	December 31,
	2018	2017
Deferred tax assets
Accrued expenses	$246,990	$220,819
Stock compensation	702,976	427,493
Loss carryforwards	673,496	346,308
Total deferred tax assets	1,623,462	994,620
Valuation allowance	(1,623,462)	(994,620)
Net deferred tax assets	-	-

xti aircraft company

Notes to Financial Statements

As of December 31, 2018 and 2017 and for the years then ended

At December 31, 2018 and 2017, the Company has federal net operating loss carryforwards of approximately $2,731,382 and $1,404,000, respectively, for income tax purposes that begin to expire starting in 2037. Due to uncertainty as to the Company’s ability to generate sufficient taxable income in the future to utilize the net operating loss carryforwards before they begin to expire in 2037, the Company has recorded a full valuation allowance to reduce the net deferred tax asset to zero.

There are no significant matters determined to be unrecognized tax benefits taken or expected to be taken in a tax return, in accordance with ASC 740 “Income Taxes”, which clarifies the accounting for uncertainty in income taxes recognized in the financial statements and have been recorded on the Company’s financial statements for the years ended December 31, 2018 and 2017. The Company does not anticipate a material change to unrecognized tax benefits in the next twelve months.

In December 2017, the Tax Cuts and Jobs Act (the “Tax Act”) was enacted into law and the new legislation contains several key tax provisions that affected the Company, including a reduction of the corporate income tax rate to 21% effective January 1, 2018, among others. The Company is required to recognize the effect of the tax law changes in the period of enactment, such as determining the transition tax, remeasuring deferred tax assets and liabilities, as well as reassessing the net realizability of our deferred tax assets and liabilities. The Company used the new tax rates in calculating its 2018 and 2017 deferred tax assets, resulting in a decrease of its December 31, 2017 and prior generated net deferred tax assets of $540,467.

The Company files U.S. federal and state income tax returns. All previous tax returns have been filed. All tax periods since inception remain open to examination by the taxing jurisdictions to which the Company is subject.

Note 10 - Subsequent Events

The Company has evaluated all subsequent events through the auditors’ report date, which is the date the financial statements were available for issuance. There were no subsequent events that required recognition or disclosure in the financial statements.

16. INDEX TO EXHIBITS

Exhibit 2.1	Certificate of Incorporation (AVX Aircraft Technologies, Inc.) — September 29, 2009*
Exhibit 2.2	Certificate of Amendment to the Certificate of Incorporation (AVX Aircraft Technologies, Inc.)*
Exhibit 2.3	Bylaws of AVX Aircraft Technologies, Inc. — September 30, 2009*
Exhibit 2.4	Certificate of Validation and Certificate of Amendment — November 10, 2015*
Exhibit 4	Form of Subscription Agreement*
Exhibit 6.1	Consulting Agreement with David E. Brody — October 1, 2015*
Exhibit 6.2	Consulting Agreement with Answer Engineering, LLP — May 1, 2014*
Exhibit 6.3	Director Services Agreement with Jeff Pino — January 1, 2015*
Exhibit 6.4	Consulting Agreement with Dennis Olcott — January 1, 2015*
Exhibit 6.5	Consulting Agreement with Charles Johnson — January 1, 2015*
Exhibit 6.6	Consulting Agreement with David A. Bovino — August 1, 2015*
Exhibit 6.7	Agreement with Acuity Advisors*
Exhibit 6.8	Broker-Dealer Services Agreement with JumpStart Securities LLC*
Exhibit 6.9	Unsecured Convertible Promissory Note with David Brody — August 31, 2015*
Exhibit 6.10	Promissory Note with Jeffrey Pino — September 30, 2015*
Exhibit 6.11	Promissory Note with Jeffrey Pino — December 11, 2015*
Exhibit 6.12	Consulting Agreement with Robert LaBelle*
Exhibit 6.13	Revolving Promissory Note with David E. Brody – January 21, 2016*
Exhibit 6.14	Convertible Promissory Note with Robert Denehy – October 25, 2017*
Exhibit 6.15	Convertible Promissory Note with Saleem Zaheer – October 30, 2017*
Exhibit 6.16	Posting Agreement with StartEngine Crowdfunding, Inc. – June 27, 2018*
Exhibit 6.17	Amended Convertible Promissory Note with Robert Denehy – November 1, 2018*
Exhibit 6.18	Consulting Agreement with Robert LaBelle – January 1, 2019*
Exhibit 7	Assignment and Assumption Agreement — July 30, 2013*
Exhibit 8	Escrow Services Agreement*
Exhibit 11.1	Consent of Artesian CPA, LLC
Exhibit 11.2	Consent of EKS&H LLLP
Exhibit 11.3	Letter regarding change in certifying accountant
Exhibit 12	Opinion of Counsel*

*	Previously filed

17. SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this Offering statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City and County of Denver, State of Colorado, on August 28, 2019.

XTI Aircraft Company
By David E. Brody,
Signature:	/s/ David E. Brody
Chairman of the Board
Date: August 28, 2019

This Offering Statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ David E. Brody
David E. Brody, President and Chairman
Date: August 28, 2019

/s/ Robert J. LaBelle
Robert J. LaBelle, CEO and Director
Date: August 28, 2019

/s/ Andrew Woglom
Andrew Woglom, Chief Financial Officer and Chief Accounting Officer
Date: August 28, 2019

/s/ Charles Johnson
Charles Johnson, Director
Date: August 28, 2019

/s/ Paul Willard
Paul Willard, Director
Date: August 28, 2019

/s/ Robert Denehy
Robert Denehy, Director
Date: August 28, 2019

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